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                                                                    EXHIBIT 10.4

                                  ADDENDUM VIII
                                       TO
                       SPRINT PCS MANAGEMENT AGREEMENT AND
                          SPRINT PCS SERVICES AGREEMENT

      AMENDING THESE AGREEMENTS FURTHER AND RESTATING CERTAIN PARAGRAPHS IN
                              ADDENDA I THROUGH VII

                           DATED AS OF MARCH 26, 2004

MANAGER:                IPCS WIRELESS, INC.

SERVICE AREA BTAS:      BLOOMINGTON, IL # 46
                        CHAMPAIGN-URBANA, IL # 71
                        CLINTON, IA-STERLING, IL # 86
                        DANVILLE, IL # 103
                        DAVENPORT, IA-MOLINE, IL # 105
                        DECATUR-EFFINGHAM, IL # 109
                        GALESBURG, IL # 161
                        JACKSONVILLE, IL # 213
                        KANKAKEE, IL # 225
                        LASALLE-PERU-OTTAWA-STREATOR, IL # 243
                        MATTOON, IL # 286
                        MT. VERNON-CENTRALIA, IL # 308
                        PEORIA, IL # 344
                        ST. LOUIS, MO (PARTIAL) # 394
                        SPRINGFIELD, IL # 426
                        GRAND ISLAND-KEARNEY, NE # 167
                        HASTINGS, NE # 185
                        LINCOLN, NE (PARTIAL) # 256
                        NORFOLK, NE # 323
                        OMAHA, NE (PARTIAL) # 332
                        BURLINGTON, IA # 61
                        DES MOINES, IA (PARTIAL) # 111
                        DUBUQUE, IA # 118
                        FORT DODGE, IA # 150
                        MARSHALLTOWN, IA # 283
                        MASON CITY, IA # 285
                        OTTUMWA, IA # 337
                        WATERLOO-CEDAR FALLS, IA # 462
                        BATTLE CREEK, MI (PARTIAL) # 33
                        GRAND RAPIDS, MI # 169
                        LANSING, MI (PARTIAL) # 241
                        MOUNT PLEASANT, MI # 307

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                        MUSKEGON, MI # 310
                        SAGINAW-BAY CITY, MI # 390
                        TRAVERSE CITY, MI # 446
                        CEDAR RAPIDS, IA # 70
                        IOWA CITY, IA # 205
                        TERRE HAUTE, IN (PARTIAL) #442

                This Addendum VIII (this "ADDENDUM") contains amendments to the Sprint PCS Management Agreement, the Sprint PCS Services Agreement, the Sprint Trademark and Service Mark License Agreement and the Sprint Spectrum Trademark and Service Mark License Agreement, each of which was entered into on January 22, 1999 by Sprint Spectrum L.P., SprintCom, Inc., WirelessCo, L.P., Sprint Communications Company L.P. and Illinois PCS, L.L.C. After entering into these agreements, Illinois PCS, L.L.C. was merged into iPCS Wireless, Inc. on July 12, 2000. The Management Agreement, Services Agreement and Trademark License Agreements were amended by:

                (1)     Addendum I dated as of January 22, 1999,
                (2)     Addendum II dated as of August 3, 1999,
                (3)     Amended and Restated Addendum III dated as of March 8,
                        2000,
                (4)     Addendum IV dated as of July 12, 2000,
                (5)     Addendum V dated as of December 15, 2000,
                (6)     Addendum VI dated as of February 28, 2001, and
                (7)     Addendum VII dated as of August 26, 2002.

                The purposes of this Addendum are to (1) amend the Management Agreement, the Services Agreement, the Trademark License Agreements and the Schedule of Definitions and restate those paragraphs in the addenda executed previously that amend the Management Agreement, the Services Agreement, the Trademark License Agreements and the Schedule of Definitions (see section A below), and (2) provide cross-references to those paragraphs in addenda executed previously that are not restated in this Addendum (see section B below).

                The terms and provisions of this Addendum control over any conflicting terms and provisions contained in the Management Agreement, the Services Agreement, the Trademark License Agreements and the Schedule of Definitions. The Management Agreement, the Services Agreement, the Trademark Licenses Agreements, the Schedule of Definitions and all prior addenda continue in full force and effect, except for express modifications made in this Addendum. This Addendum does not change the effective date of any prior amendment made to the Management Agreement, the Services Agreement, the Trademark License Agreements or the Schedule of Definitions through previously executed addenda.

                Capitalized terms used and not otherwise defined in this Addendum have the meaning ascribed to them in the Schedule of Definitions or in prior addenda. Section and Exhibit references are to sections and Exhibits of the Management Agreement unless otherwise noted.

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                The parties are executing this Addendum as of the date noted
above, but the terms of this Addendum do not become effective until the first calendar day of the first calendar month after all of the following conditions are satisfied or waived by Sprint PCS in writing (the "EFFECTIVE DATE"):

                (i) The Bankruptcy Court has entered an order to "stay" the litigation against Sprint PCS identified on EXHIBIT A attached hereto (the "LITIGATION");

                (ii) Manager has agreed to participate in the Virgin Mobile USA, LLC resale program and, as required by the PCS Services Agreement, dated as of October 4, 2001, between Sprint Spectrum L.P. and Virgin Mobile USA, LLC, has executed and returned to Sprint PCS the Program Requirements for Voluntary Resale of Products and Services; and

                (iii) the Settlement Agreement and Mutual Release, in substantially the form attached to this Addendum (the "SETTLEMENT AGREEMENT"), among Sprint Spectrum L.P., SprintCom, Inc., WirelessCo, L.P., Sprint Communications Company L.P., iPCS, Inc., iPCS Wireless, Inc., iPCS Equipment, Inc., the Official Committee of Unsecured Creditors of iPCS, Inc., iPCS Wireless, Inc. and iPCS Equipment, Inc. (the "COMMITTEE") and Toronto Dominion (Texas), Inc. has been executed and delivered.

                Notwithstanding the foregoing, in the event that all of the following conditions have not been satisfied on or prior to July 31, 2004, then, beginning on August 1, 2004, and thereafter for so long as all of the conditions have not been satisfied, Sprint PCS shall have the right, exercisable upon receipt of written notice by Manager, to terminate this Addendum, and Manager shall have the right to discontinue the stay of the Litigation:

                (a) the Bankruptcy Court has confirmed a plan of reorganization for Manager, in form and substance reasonably satisfactory to Manager, the Committee and Sprint PCS (the "PLAN");

                (b) the Bankruptcy Court has approved the Settlement Agreement and the Settlement Agreement has become effective; and

                (c) the payment of the Cure Amount (as defined in the Settlement Agreement) required to be made by Manager under the Settlement Agreement has been paid and received.

                On the Effective Date the Management Agreement, the Services Agreement, the Trademark License Agreements and the Schedule of Definitions are amended and restated as follows:

A.    NEW AMENDMENTS AND RESTATEMENT OF PREVIOUS AMENDMENTS TO SPRINT PCS
      AGREEMENTS.

                              MANAGEMENT AGREEMENT

        1. VENDOR PURCHASE AGREEMENTS - SOFTWARE FEES [NEW]. Section 1.3 is amended to read as follows:

                Insert: "1.3.1 DISCOUNTED VOLUME-BASED PRICING." before the first paragraph.

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                Insert: "1.3.2 SUBSCRIBER AND INFRASTRUCTURE EQUIPMENT." before the second paragraph.

                Insert: "1.3.3 EXCLUSIVE USE." before the third paragraph.

                Add a new section 1.3.4 as follows:

        1.3.4   SOFTWARE FEES.

                (a) Manager acknowledges that Sprint PCS administers the testing and implementation of the Software (I.E., pushing of the Software) into the Service Area Network.

                (b) Sprint PCS, when obtaining software for its own use that is identical to the Software, will use commercially reasonable efforts to obtain a license from vendors providing for the right of Manager to use the Software in connection with telecommunications equipment manufactured by the vendor (collectively the software obtained by Sprint PCS for its own use and the Software that operates on telecommunications equipment manufactured by the vendor are for purposes of this section 1.3.4, the "VENDOR SOFTWARE"; when the term "Vendor Software" is used with respect to Manager, it means only the Software, and not the software used only by Sprint PCS).

                (c) Manager will arrange independently with the vendor to obtain a license if Sprint PCS cannot reasonably obtain a license for Manager. Any license that Manager obtains from a vendor must require the Vendor Software to be tested in Sprint PCS test beds by Sprint PCS and require Sprint PCS, not the vendor or Manager, to push the Vendor Software to the Service Area Network unless Sprint PCS otherwise consents in advance in writing, in each case, at no cost to Manager. Sprint PCS agrees to test the Vendor Software in Sprint PCS test beds within a reasonable period after Manager reasonably requests the tests in writing.

                (d)     Sprint PCS will:

                                (i) notify Manager in writing at least 60 days before the date of an automatic renewal of, or Sprint PCS' unilateral act to renew or extend, an agreement that provides Sprint PCS the right to use the Vendor Software, or

                                (ii) use reasonable efforts to notify Manager in writing before the date Sprint PCS intends to start negotiations with a vendor regarding extension, renewal, pricing or other material terms relating to Sprint PCS' and Manager's right to use the Vendor Software (whether for new Software or renewal of an existing license), and at least 60 days before the date Sprint PCS executes an agreement, extension or renewal.

                The notice by Sprint PCS will include the material terms and conditions of any such agreement or negotiations to the extent known at the time of the notice, including the network elements to be covered by the right to use the Vendor Software. Manager must notify Sprint

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        PCS in writing within 30 days after receiving the notice described in the first sentence of this section 1.3.4(d) if Manager wants Sprint PCS to attempt to obtain or continue the right for Manager to use the Vendor Software. Sprint PCS will renew or negotiate the agreement as if Manager will not be a user of the Vendor Software if Manager does not provide notice to Sprint PCS within the 30-day period. However, Sprint PCS may obtain pricing from the vendor for the Vendor Software that includes Manager as a user if obtaining the pricing does not obligate Manager to be a user.

                Sprint PCS will advise Manager from time to time of the status of the Software negotiations if Manager requested Sprint PCS to obtain or continue the right for Manager to use the Vendor Software under Sprint PCS' agreement with the vendor. Sprint PCS will use reasonable efforts to give Manager notice of the final pricing for the right to use the Vendor Software no less than 20 days before the expected execution or renewal of the agreement; provided that, in any event, Sprint PCS will give Manager notice of the final pricing no less than 3 Business Days before the expected execution or renewal of the agreement. If necessary, Manager agrees to use commercially reasonable efforts to enter into a nondisclosure agreement with the vendor to facilitate providing such final pricing to Manager.

                Manager may give Sprint PCS notice by the time set forth in Sprint PCS' notice to Manager (which time will not be less than 10 Business Days) that Manager does not intend to use the Vendor Software through the agreement between Sprint PCS and the vendor. If Manager does not give this final notice to Sprint PCS, Manager is deemed to agree to be a user of the Vendor Software through the agreement between Sprint PCS and the vendor and will pay the Allocable Software Fee (as defined below). Within 15 Business Days after execution of an agreement between Sprint PCS and the vendor, Sprint PCS will provide to Manager a forecast of Manager's Allocable Software Fee, the estimated payment due dates relating to the Allocable Software Fee, and the proportion of Manager's Allocable Software Fee forecast to be due on each payment due date.

                Sprint PCS does not have to obtain a license for Vendor Software for Manager, even if Manager requests Sprint PCS to obtain such license, if at any time before execution of the agreements granting the license Sprint PCS reasonably believes that Manager is more likely than not to unreasonably refuse to pay the Allocable Software Fee or Sprint PCS reasonably believes that the Manager is in such financial condition that Manager is more likely than not to be unable to pay the Allocable Software Fee.

                If Manager accepts the Vendor Software, Sprint will give Manager Manager's proportional share of (i) any cash benefits relating specifically to the Vendor Software that Sprint PCS obtains from the vendor, and (ii) to the extent reasonably able to be made available to Manager, other benefits, including training, relating specifically to the Vendor Software.

                (e) Sprint PCS will pay all Software Fees relating to the Vendor Software to the vendor if Sprint PCS obtains a license from the vendor that provides Manager the right to use the Vendor Software and Manager agrees to pay any applicable Allocable Software Fee in accordance with this section 1.3.4(e). Manager will be deemed to agree to pay any applicable Allocable Software Fee if both:

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                                (i)     Manager has not taken the action
                        described in paragraph (d) above to decline obtaining the right to use the Vendor Software through the agreement between Sprint PCS and the vendor, and

                                (ii) Sprint PCS obtains a license providing for the right of Manager to use the Vendor Software.

                Manager will pay Sprint PCS the Allocable Software Fee within 30 days after receipt of an invoice in the event that clauses (i) and (ii) of section 1.3.4(e) above are satisfied. Sprint PCS will invoice Manager only after Sprint PCS pays the underlying Software Fee to the vendor. The Allocable Software Fee will not include any amount for Software that is the same as or functionally equivalent to any Software (y) that is a component of any service for which a fee is charged under the Services Agreement or (z) for which Sprint PCS otherwise charges Manager under this agreement.

                Sprint PCS will calculate the "ALLOCABLE SOFTWARE FEE" as follows:

                        For each vendor, multiply:

                                (i) the Net Software Cost of the Software Fees attributable to the Vendor Software for which Sprint PCS has obtained for itself, Manager and Other Managers a license or other right to use, by

                                (ii)    the quotient of:

                                        (A)     the number of Customers and
                                Reseller Customers with an NPA-NXX assigned to the Service Area that are assigned to a system using the Vendor Software, as reported in the most recent monthly report that Sprint PCS issues before the date that Sprint PCS prepares an Allocable Software Fee invoice, divided by:

                                        (B)     the number of Customers and
                                Reseller Customers that are assigned to any system using the Vendor Software, as reported in the most recent monthly report that Sprint PCS issues before the date that Sprint PCS prepares an Allocable Software Fee invoice.

                (f) Sprint PCS will include with the invoice for the Allocable Software Fee a list of the component charges, if available from the Vendor. The Software Fees that Sprint PCS pays to the vendor will reflect rates no greater than commercial rates negotiated at arms' length. For purposes of clarification, the parties acknowledge the vendor may insist on a comprehensive fee without listing each component, but rather asserting that the fee covers all software necessary to operate the equipment. But Sprint PCS will provide to Manager a description of all the features and functionality in reasonable detail for all Software for which Manager is to pay an Allocable Software Fee.

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                (g)     Manager will not be charged the Allocable Software Fee
        for the Vendor Software after Manager:

                                (i) notifies Sprint PCS in writing within the periods allowed in section 1.3.4(d) that Manager declines to have Sprint PCS obtain a right for Manager to use the Vendor Software or that it does not intend to use the Vendor Software,

                                (ii) obtains its own license providing for Manager's right to use the Vendor Software, and

                                (iii)   complies with the requirements of
                        section 1.3.4(h).

                (h) Manager will obtain its own license providing for Manager's right to use the Vendor Software from the vendor if Manager elects not to have Sprint PCS attempt to obtain a right for Manager to use the Vendor Software under section 1.3.4(d). Manager will notify Sprint PCS in writing and deliver to Sprint PCS within 10 Business Days after Manager's execution of Manager's separate license, a signed document from the vendor confirming that:

                                (i)     the vendor has provided Manager a
                        separate license for the necessary software and the term of that license, which term with appropriate renewal rights, must be at least as long as the license Sprint PCS has from the vendor,

                                (ii) the fees paid by Manager to the vendor reflect commercial rates negotiated at arms' length,

                                (iii) the Vendor Software covered by Manager's license provides the usage and functionality necessary for Manager to operate the Service Area Network in compliance with the Sprint PCS Technical Program Requirements, and

                                (iv)    the Vendor Software may be tested in
                        Sprint PCS test beds by Sprint PCS and will be pushed to the Service Area Network by Sprint PCS, not the vendor or Manager, unless Sprint PCS otherwise consents in advance in writing, in each case, at no cost to Manager. Sprint PCS agrees to test the Vendor Software in Sprint PCS test beds within a reasonable period after Manager reasonably requests in writing.

        2. INTERCONNECTION [NEW]. Section 1.4 is amended and restated in its entirety to read as follows:

                If Manager desires to interconnect a portion of the Service Area Network with another carrier and Sprint PCS can interconnect with that carrier at a lower rate, then to the extent that applicable laws, tariffs and agreements permit, Sprint PCS will use commercially reasonable efforts to arrange for the interconnection under its agreements

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        with the carrier within a commercially reasonable period. Sprint PCS will bill the interconnection fees to Manager at actual cost.

        3. FORECASTING [NEW]. Section 1.6 is amended and restated in its entirety to read as follows:

                1.6 FORECASTING. Manager and Sprint PCS will work cooperatively to generate mutually acceptable forecasts of important business metrics that they agree upon. The forecasts are for planning purposes only and do not constitute either party's obligation to meet the quantities forecast.

        4. FINANCING [NEW, ADDM III, SECTION2(a) AND ADDM IV, SECTION8; REVISED BY THIS ADDENDUM]. Section 10 of Addendum I is deleted. Additionally, section 1.7 is amended to read as follows:

                1.7 FINANCING. The construction and operation of the Service Area Network requires a substantial financial commitment by Manager. The manner in which Manager will finance the build-out of the Service Area Network and provide the necessary working capital to operate the business is described in detail on EXHIBIT 1.7. Manager will allow Sprint PCS an opportunity to review before filing any registration statement or prospectus or any amendment or supplement thereto and before distributing any offering memorandum or amendment or supplement thereto, and agrees, subject to Manager's obligations under applicable law or regulation, not to file or distribute any such document if Sprint PCS reasonably objects in writing on a timely basis to any portion of the document that refers to Sprint PCS, its Related Parties, their respective businesses, this agreement or the Services Agreement.

                Manager will promptly send Sprint PCS a copy of all financial information Manager gives the Administrative Agent or any Lender.

        5. FINANCING PLAN [NEW]. EXHIBIT 1.7 attached to this Addendum replaces EXHIBIT 1.7 attached to Addendum IV.

        6. INFORMATION [NEW]. A new section 1.9 is added to the Management Agreement.

                1.9     ACCESS TO INFORMATION.

                        1.9.1 NETWORK OPERATIONS. Manager and Sprint PCS will have access to, and may monitor, record or otherwise receive, information processed through equipment, including switches, packet data switching nodes and cell site equipment, that relates to the provision of Sprint PCS Products and Services or to the provision of telecommunications services to Reseller Customers in the Service Area Network, if the access, monitoring, recording or receipt of the information is accomplished in a manner that:

                                (i) Does not unreasonably impede Manager or Sprint PCS from accessing, monitoring, recording or receiving the information,

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                                (ii)    Does not unreasonably encumber Manager's
                        or Sprint PCS' operations (including, without limitation, Sprint PCS' real-time monitoring of the Sprint PCS Network status, including the Service Area Network),

                                (iii)   Does not unreasonably threaten the
                        security of the Sprint PCS Network,

                                (iv) Does not violate any law regarding the information,

                                (v)     Complies with technical requirements
                        applicable to the Service Area Network,

                                (vi) Does not adversely affect any warranty benefiting Manager or Sprint PCS (e.g., software warranties), and

                                (vii)   With respect to the information
                        processed through Manager's equipment, including its switches, does not result in a material breach of any agreement regarding the information (E.G., national security agreements).

                        Sprint PCS and Manager will immediately notify the other party and reasonably cooperate to establish new procedures for allowing both Manager and Sprint PCS to access, monitor, record and receive the information in a manner that meets the criteria in clauses (i) through
        (vii) above if either Manager or Sprint PCS reasonably determines that the other party is accessing, monitoring, recording or receiving the information described in this section 1.9.1 in a manner that does not meet the criteria in clauses (i) through (vii) above.

                        Manager owns the information regarding the performance of its equipment. Each of Manager and Sprint PCS may use the information obtained under this section 1.9.1 for any reasonable internal business purpose, during the term of and after termination of this agreement, the Services Agreement and the Trademark License Agreements, so long as the use would be in accordance with those agreements if those agreements were still in effect.

                        1.9.2 CUSTOMER INFORMATION. Manager is entitled to receive information Sprint PCS accesses, monitors, records or receives concerning the Service Area Network or the Customers with NPA-NXXs assigned to Manager's Service Area, subject to the terms of this section
        1.9.2 and section 1.9.3 and Manager's compliance with CPNI requirements and any other legal requirements applicable to the information.

                        Sprint PCS will provide the information in the format that Manager requests at no additional charge to Manager if Sprint PCS accesses, monitors, records, receives or reports for its own use the information specific to Manager that Manager

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        requests in the same format as Manager requests. Sprint PCS will use commercially reasonable efforts to provide the information within 5 Business Days.

                        Sprint PCS will provide the information in the format that Manager requests if Sprint PCS accesses, monitors, records, receives or reports for its own use the information that Manager requests, but not in the same format that Manager requests, if Manager agrees to pay or reimburse Sprint PCS for the costs Sprint PCS reasonably incurs. Sprint PCS will use commercially reasonable efforts to provide the requested information within 15 Business Days.

                        If Sprint PCS accesses, monitors, records or receives the information requested by Manager, but not in the same format that Manager requests, then Sprint PCS will provide the requested information as raw data, if:

                        (i) Sprint PCS chooses not to provide the information as described in the preceding paragraph, and

                        (ii) Manager agrees to pay or reimburse Sprint PCS for the costs Sprint PCS reasonably incurs.

        Sprint PCS will use commercially reasonable efforts to provide the raw data within 15 Business Days.

                        Sprint PCS owns the information regarding the Customers. Each of Manager and Sprint PCS may use the information obtained under this section 1.9.2 during the term of and after termination of this agreement, the Services Agreement and the Trademark License Agreements so long as the use would be in accordance with those agreements if those agreements were still in effect.

                1.9.3 LIMITATIONS AND OBLIGATIONS. Sprint PCS does not have to provide any information that Manager reasonably requests under this agreement or the Services Agreement that:

                                (i) Manager can obtain itself in accordance with section 1.9.1 (if Sprint PCS has provided Manager with any necessary specifications requested by Manager as to how to obtain the information), unless Sprint PCS already has the information in its possession and has not previously delivered it to Manager,

                                (ii)    Sprint PCS no longer maintains,

                                (iii) Manager has already received from Sprint PCS or its Related Parties,

                                (iv)    Sprint PCS does not access, monitor,
                        record, receive or report, or

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                                (v)     Sprint PCS must make system
                        modifications to provide the raw data, including without limitation modifying or adding data fields or modifying code.

                Sprint PCS will provide Manager a copy of the then-current Sprint PCS document retention policy from time to time.

                1.9.4 CONTRACTS. Sprint PCS will disclose to Manager the relevant terms and conditions of any agreement between Sprint PCS and any third party:

                                (i) with which Manager must comply, directly or indirectly, under the Management Agreement, the Services Agreement or any Program Requirement,

                                (ii) from which Manager is entitled to any benefit, or

                                (iii) that relate to any pass-through amounts that Sprint PCS charges Manager under this agreement or Settled-Separately Manager Expenses under the Services Agreement.

        In each case Sprint PCS' disclosure will be in sufficient detail to enable Manager to determine the obligations or benefits with which Manager must comply or benefit or the charges or expenses to be paid by Manager. Sprint PCS may provide to Manager copies of the agreements or the relevant terms and conditions of such agreements in electronic format upon notice to Manager, including by posting the copies or relevant terms and conditions to a secure website to which Manager has access. Once each calendar year and from time to time when a change is effected to any relevant term or condition, Manager may request copies of the agreements that are not posted to the secure website or whose relevant terms and conditions are not posted to the secure website.

        Sprint PCS will provide a copy of the agreement to Manager to the extent permissible by the terms of the agreement. Sprint PCS will allow Manager or its representatives to review a copy of the agreement to the extent permissible by the agreement if the agreement prohibits Sprint PCS from providing Manager a copy. Sprint PCS will satisfy the requirements of this section 1.9.4 if it chooses to provide a copy of the agreement in electronic form on a server that Sprint PCS designates. Sprint PCS will use commercially reasonable efforts to obtain the right from the third party, if required, to provide a complete copy to Manager of any agreement between Sprint PCS and any third party of the type described in this section 1.9.4.

        7. MOST FAVORED NATION [NEW]. A new section 1.10 is added to the Management Agreement:

                1.10 SUBSEQUENT AMENDMENTS TO OTHER MANAGERS' MANAGEMENT AGREEMENTS AND SERVICES AGREEMENTS. Manager has the right to amend the terms in its Management Agreement and Services Agreement as described in this section 1.10 if

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        during the period beginning on the date of this Addendum and ending
        December 31, 2006, any of the terms of a 3M-pops Manager's Management Agreement or Services Agreement are amended in any manner for any reason to be more favorable to the 3M-pops Manager than the terms of Manager's Management Agreement or Services Agreement are to Manager, subject to the following:

                        (a) Manager must elect to accept all, but not less than all, of the terms of the 3M-pops Manager's Management Agreement and Services Agreement agreed to since the Effective Date (including accepting existing terms that relate to the changes or terms that were previously changed and not previously accepted by Manager but that remain a part of the latest version of the 3M-pops Manager's agreement) (collectively, but excluding the changes described in paragraphs (b) and (c) below, the "OVERALL CHANGES").

                        (b) Manager will not be required to accept any changes involving payment of specific disputed amounts arising under the Management Agreement or Services Agreement of the 3M-pops Manager, and

                        (c) No amendments in Manager's Management Agreement and Services Agreement will be made to reflect changes made in a 3M-pops Manager's Management Agreement and Services Agreement if such changes are:

                                (i) made solely because the 3M-pops Manager owns spectrum on which all or a portion of its network operates, unless the 3M-pops Manager acquired this spectrum from Sprint PCS or its Related Parties after the Effective Date, or

                                (ii) compelled by a law, rule or regulation that applies to the 3M-pops Manager, but not to Manager, or

                                (iii)   made solely to modify the build-out
                        plan.


                Sprint PCS will prepare and deliver to Manager either an addendum containing the Overall Changes that have been made to the 3M-pops Manager's agreements in all of its addenda or copies of the 3M-pops Manager's amended and restated Management Agreement, Services Agreement and Trademark License Agreements (in each case redacted to protect the identity of the 3M-pops Manager) within 10 Business Days after the effective date of the amendment or other instrument containing these changes. Manager then has 30 days to notify Sprint PCS that Manager wants the Overall Changes.

                If Manager does not notify Sprint PCS in this 30-day time period in writing that it wants the Overall Changes, no changes will be made in the agreements between Manager and Sprint PCS and Manager will be deemed to have waived its rights under this section 1.10 with respect to the Overall Changes.

                If Manager notifies Sprint PCS within the 30-day time period in writing that it wants the Overall Changes, Sprint PCS will prepare, execute and deliver to Manager an addendum reflecting the Overall Changes. The new addendum will have the same effective date as the addendum or the restated Management Agreement, Services Agreement and Trademark License Agreements between Sprint PCS and the 3M-pops Manager that gave rise to the new addendum. Manager will have 15 days to review the new addendum and notify Sprint PCS if Manager determines any inaccuracies are reflected in the new addendum. Sprint will correct those inaccuracies and provide a corrected new addendum to Manager within 10 Business Days after Manager's notification.

                No changes will be made in the agreements between Manager and Sprint PCS if Manager does not execute and return the signed addendum within 30 days after receipt of the signed addendum (or the corrected signed addendum, if applicable, pursuant to the previous paragraph), in which case Manager will be deemed to have waived its rights under this section 1.10 with respect to the Overall Changes contained in the addendum presented.

                If Manager and Sprint PCS disagree as to whether the terms of the signed addendum accurately reflect the Overall Changes, then the parties will submit to binding arbitration in accordance with section 14.2, excluding the escalation process set forth in section 14.1. If the arbiter rules in favor of Manager, then Sprint PCS will make changes to the signed addendum that are necessary to reflect the arbiter's ruling and submit the revised signed addendum to Manager within 10 days after receipt of the arbiter's ruling. If the arbiter rules in favor of Sprint PCS, then Manager will execute the signed addendum as proffered to Manager within 10 days after Manager's receipt of the arbiter's ruling.

                The parties acknowledge that Sprint PCS can disclose to Manager who the 3M-pops Manager is that gave rise to the proposed addendum only if the 3M-pops Manager agrees to the disclosure.

        8. BUILD-OUT [NEW]. (a) Exhibit 2.1 attached to this Addendum, which exhibit is comprised of a table, narrative description and coverage maps, supersedes Exhibit 2.1 attached to Addendum VI to the Management Agreement.

        (b) The following paragraph is added as the third paragraph in section
2.1 of the Management Agreement:

                "Manager has the exclusive option, exercisable in its sole discretion until September 30, 2005, to expand its Service Area to include Sault Ste. Marie, Michigan (BTA #409) and Petoskey, Michigan (BTA #345) (together the "MACKINAC BTAS"). If Manager desires to exercise its option to expand its Service Area to include the Mackinac BTAs, Manager must deliver to Sprint PCS a notice in the form of EXHIBIT 8(b)(i) attached to this Addendum and complete the build-out as set forth on EXHIBIT 8(b)(ii) attached to this Addendum (the "MACKINAC BUILD-OUT") on or prior to September 30, 2005. Sprint PCS will not build-out its Service Area Network, or permit an Other Manager to build-out its Service Area Network, in the Mackinac BTAs prior to October 1, 2005. Upon completion of the Mackinac Build-Out by Manager, the list of BTAs in Manager's Service Area and Exhibit 2.1 will be updated to include the Mackinac BTAs. If Manager exercises this option but does not complete the Mackinac Build-Out by September 30, 2005, then the exercise of the option will become null and void, Manager's Service Area will not include either of the Mackinac BTAs and Sprint PCS will have no obligation to acquire any assets put into service by Manager in the Mackinac BTAs."

        9. WIRELESS MOBILITY COMMUNICATIONS NETWORK [ADDM I, SECTION1]. The first phrase of section 2.3 is replaced with the following language:

        Manager will be the only person or entity that is a manager or operator for Sprint PCS with respect to the Service Area and neither Sprint PCS nor any of its Related Parties will directly or indirectly own, operate, build or manage another wireless mobility communications network or sell Sprint PCS Products and Services in the Service Area so long as this agreement remains in full force and effect and there is no Event of Termination that has occurred giving Sprint PCS the right to terminate this agreement, except that:

        10. COVERAGE ENHANCEMENT [NEW]. Section 2 of Addendum I is deleted. Additionally, section 2.5 is amended and restated in its entirety to read as follows:

                2.5 MANAGER'S RIGHT OF FIRST REFUSAL FOR NEW COVERAGE BUILD-OUT. Sprint PCS grants to Manager the right of first refusal to build-out New Coverage. Sprint PCS will give to Manager a written notice of a New Coverage within the Service Area that Sprint PCS decides should be built-out. Manager must communicate to Sprint PCS within 90 days after receipt of the notice whether it will build-out the New Coverage, otherwise Manager's right of first refusal terminates with regard to the New Coverage described in the notice.

                If Manager decides to build-out the New Coverage, then Manager and Sprint PCS will diligently negotiate and execute an amendment to the Build-out Plan and proceed as set forth in sections 2.1 and 2.2. The amended Build-out Plan will contain critical milestones that provide Manager a commercially reasonable period in which to implement coverage in the New Coverage. In determining what constitutes a "commercially reasonable period" as used in this paragraph, the parties will consider several factors, including local zoning processes and other legal requirements, weather conditions, equipment delivery schedules, the need to arrange additional financing, and other construction already in progress by Manager. Manager will construct and operate the network in the New Coverage in accordance with the terms of this agreement.

                If Manager declines to exercise its right of first refusal or Manager fails to build out the New Coverage in accordance with the amended Build-out Plan, then Sprint PCS may construct the New Coverage itself or allow a Sprint PCS Related Party or an Other

        Manager to construct the New Coverage on terms and conditions that are no more favorable than those that were offered to and rejected by Manager. If (x) neither Sprint PCS, a Sprint PCS Related Party, nor any third party (with respect to such third party, on terms and conditions that are no more favorable than those that were offered to and rejected by Manager) commits to build-out such New Coverage within 150 days of the original communication to Manager with respect thereto, or (y) more favorable terms and conditions than those that were offered to and rejected by Manager are offered to any third party to build-out the New Coverage, then any build-out of such New Coverage shall again be subject to Manager's right of first refusal (and, if applicable, on such more favorable terms and conditions).

                Sprint PCS has the right, in a New Coverage that it constructs or that is constructed by a third party, to manage the network, allow a Sprint PCS Related Party to manage the network, or hire an Other Manager to operate the network in the New Coverage. Any New Coverage that Sprint PCS or a third party builds out is deemed removed from the Service Area and the SERVICE AREA EXHIBIT is deemed amended to reflect the change in the Service Area.

                If Manager does not exercise its right of first refusal with respect to a New Coverage, Manager's right of first refusal does not terminate with respect to the remainder of the Service Area.

                At Manager's request, Sprint PCS and Manager will discuss Manager's interest in expanding its Service Area and its build-out plans with respect to the expanded area.

        11.     MICROWAVE RELOCATION AND COSTS [NEW]. The last sentence of section 2.7 of the Management Agreement is replaced with the following language:

        Sprint PCS will use reasonable efforts to notify Manager in writing at least 30 days before it begins clearing spectrum for which Manager will be obligated for any clearing costs under this section. The parties will share equally all costs associated with clearing sufficient spectrum to operate the Service Area Network. If, in the process of clearing sufficient spectrum, Sprint PCS relocates microwave paths on adjacent spectrum, the cost of clearing the entire range of spectrum will be shared equally. Sprint PCS will reimburse Manager in proportion to the amount Manager paid to clear the spectrum if Sprint PCS receives any reimbursement from a third party for the costs of clearing spectrum.

        12. LONG-DISTANCE PRICING [NEW]. Section 3 of Addendum I and section 9 of Addendum III are deleted. Additionally, section 3.4 of the Management Agreement is amended and restated in its entirety to read as follows:

                3.4     IXC SERVICES.

                3.4.1. CUSTOMER LONG DISTANCE. Sprint PCS and Manager will from time to time mutually define local calling areas in the Service Areas of Manager that Sprint PCS and Manager will use to determine when a customer will be billed for a "long distance call" under the applicable rate plan of the Customer. The parties acknowledge that these local calling areas (i) may change in geographic scope in response to competitive pressures or perceived market opportunities, and
        (ii) may not be able to be changed because of regulatory, industry, or system limitations. The parties will not use local calling areas to determine "long distance telephony services" under section 3.4.2. If the parties cannot agree on the extent of the local calling area they will resolve the matter through the dispute resolution process in section 14.

                3.4.2.  LONG DISTANCE SERVICES

                (a) REQUIRED PURCHASE. Manager must obtain (i) long-distance telephony services through Sprint PCS or its Related Parties to provide long-distance service to users of the Sprint PCS Network and (ii) telephony services through Sprint PCS or its Related Parties to connect the Service Area Network with the national platforms that Sprint PCS uses to provide services to Manager under this agreement or the Services Agreement. The term "long distance telephony service" means any inter-LATA call for purposes of this section 3.4.2 as it relates to long-distance telephony services provided to users of the Sprint PCS Network.

                (b) PRICING AND PROCEDURE. Sprint PCS will purchase for Sprint PCS, Manager and Other Managers long-distance telephony services used in the Sprint PCS Network from Sprint Communications Company L.P. or its Related Parties ("SCCLP"). Sprint PCS will purchase these long-distance telephony services at a price and terms at least as favorable to Sprint PCS, Manager and the Other Managers (considering Sprint PCS, Manager and the Other Managers as a single purchaser) as the best prices and terms SCCLP offers to any wholesale customer of SCCLP in similar situations when taking into account all relevant factors (E.G., volume, peak/off-peak usage, length of commitment). Sprint PCS will pay the invoice from SCCLP, except for items that SCCLP directly bills under section 3.4.2(c). Sprint PCS will bill to Manager as an activity settled separately under the Services Agreement the portion of the fees billed to Sprint PCS that relate to Manager's operations and the activity of all Customers and Reseller Customers in the Service Area, except for items SCCLP directly bills under section 3.4.2(c).

                If Sprint Corporation no longer has its "PCS" tracking stock, Sprint PCS will include the volume of long-distance telephony services of Manager and Other Managers with the volume of Sprint PCS when negotiating the Sprint PCS rate with the long distance division of Sprint Corporation (currently SCCLP). The long distance division will continue to provide long-distance telephony services to Sprint PCS for a price and upon terms based on the same relevant factors described in the preceding paragraph and in the same manner that it has under the present tracking stock policy.

                (c) CALL ROUTING. Manager, acting as a single purchaser, may purchase private line capacity (or other forms of capacity) from SCCLP for inter-LATA calls to the extent that this capacity can be obtained on terms more favorable to Manager (acting as a single purchaser). SCCLP will sell that capacity to Manager at the best price that SCCLP offers to third parties in similar situations when taking into account all relevant factors. SCCLP will directly bill Manager for any purchase of capacity under this section 3.4.2(c). The terms of section 1.3 do not apply to purchases of capacity in this section 3.4.2(c).

                (d) PRE-EXISTING AGREEMENT. If (i) before the date Addendum VIII to this agreement is signed, Manager is bound by an agreement for long distance services or an agreement for private line service and the agreement was not made in anticipation of this agreement or Addendum VIII or (ii) before January 1, 2005, Manager enters into (or is otherwise caused to be bound by) an agreement for long distance services or an agreement for private line service (in either case related to backhaul) in connection with Manager's least-cost routing project being managed by CHR Solutions, and the agreement was not made in anticipation of this agreement or Addendum VIII, then the requirements of this section 3.4.2 do not apply during the term of the other agreement. If the other agreement terminates for any reason, then the requirements of this section 3.4.2 do apply from and after the termination.

                (e) RESALE. Manager may not resell the long-distance telephony services acquired under this section 3.4.2. For purposes of clarification, resale under this section 3.4.2(e) includes Manager selling minutes to carriers for ultimate resale to end users under a brand other than "Sprint" or selling minutes to end users under a brand other than "Sprint". Manager may engage in the following activities (I.E., these activities are not treated as resale of long-distance telephony services):

                    (1) the transport of long-distance calls for Customers under section 3.4.2(a),

                    (2) the transport of long-distance calls for resellers under section 3.5, and

                    (3) the transport of long-distance calls for roaming under section 4.3.

                (f) SPRINT RURAL ALLIANCE PROGRAM. The rights and obligations of Manager, if any, for the provision of long distance telephony services for Sprint Rural Alliance program participants will be set forth in a separate agreement.

        13. VOLUNTARY RESALE OF PRODUCTS AND SERVICES [ADDM III, SECTION10]. The second sentence of the second paragraph of section 3.5.2 is amended to read as follows: "If Manager wants handsets of subscribers of resellers with NPA-NXXs of Manager to be activated, Manager must agree to comply with the terms of the program, including its pricing provisions."

        14. INTRA-LATA CALLS AND BACKHAUL SERVICES [NEW]. Section 11 of Addendum III is deleted. Additionally, section 3.7 is amended and restated in its entirety to read as follows:

                3.7 INTRA-LATA CALLS AND BACKHAUL SERVICES. Manager, acting as a single purchaser, may purchase capacity (including private line capacity) from SCCLP for intra-LATA calls and backhaul services. SCCLP will sell that capacity to Manager at the best price that SCCLP offers to third parties in similar situations when taking into account all relevant factors.

                Manager will offer to Sprint PCS or one of its Related Parties the right to make to Manager the last offer to provide capacity for intra-LATA calls and backhaul services for the Service Area Network if:

                                (i) Manager decides to use third parties for intra-LATA calls and backhaul services rather than self-provisioning the capacity or purchasing the capacity from Related Parties of Manager, and

                                (ii) Sprint PCS or one of its Related Parties has provided evidence to Manager that SCCLP or one of its Related Parties has facilities to provide the capacity requested.

        Manager will deliver to Sprint PCS the terms under which the third party will provide the capacity. Sprint PCS or one of its Related Parties will have a reasonable time to respond to Manager's request for last offer to provide pricing for capacity for intra-LATA calls and backhaul, which will be no greater than 5 Business Days after receipt of the request for the pricing and the third party's terms from Manager. Manager will acquire capacity for intra-LATA calls and backhaul services from Sprint PCS or one of its Related Parties if Sprint PCS or one of its Related Parties offers Manager pricing and other terms for intra-LATA calls and backhaul services for the Service Area Network that matches the terms, including pricing, or is better than the terms and lower than the pricing offered by the third party. For purposes of this section 3.7, the term "backhaul" means the provision of services from a cell site of Manager to the corresponding switch associated with the cell site.

                If Manager has an agreement for these services that is either
        (i) in effect as of the date Addendum VIII is signed and the agreement was not made in anticipation of this agreement or Addendum VIII or (ii) related to backhaul and entered into before January 1, 2005 in connection with Manager's least-cost routing project being managed by CHR Solutions and the agreement was not made in anticipation of this agreement or Addendum VIII, then the requirements of this section 3.7 do not apply during the term of the other agreement. If the other agreement terminates for any reason, then the requirements of this section 3.7 do apply from and after the termination.

        15. SPRINT PCS ROAMING AND INTER SERVICE AREA PROGRAM REQUIREMENTS [NEW]. The second paragraph of section 4.3 is amended to read as follows:

                Section 10.4.1 sets forth the settlement process that distributes between the members making up the Sprint PCS Network (I.E., Sprint PCS, Manager and all Other Managers) a fee for use of the Sprint PCS Network and the Service Area Network (the "INTER SERVICE AREA FEE").

        16.     CHANGES TO PROGRAM REQUIREMENTS [NEW].

        (a) The first sentence of section 9.2(e) is amended to read as follows:

                Manager must implement any changes in the Program Requirements within a commercially reasonable period of time unless Sprint PCS otherwise consents, subject to section 9.3.

        (b) Section 9.3 is amended and restated in its entirety to read as follows:

                9.3     MANAGER'S RIGHTS REGARDING CHANGES TO PROGRAM
                        REQUIREMENTS.

                9.3.1 PARAMETERS FOR REQUIRED PROGRAM REQUIREMENT IMPLEMENTATION. (a)
                Manager may, without being in default of this Agreement, decline to implement a Non-Capital Program Requirement Change if Manager determines that the Non-Capital Program Requirement Change will satisfy any of the following tests:

                                (A)     individually cause the combined peak
                        negative cash flow of Manager to be an amount greater than 3% of Manager's Ultimate Parent's Enterprise Value, or

                                (B) when combined with original assessments made under clause (A) above of all other Program Requirement Changes that Sprint PCS announced and Manager agreed to implement or Manager otherwise was required to implement in accordance with section 9.3.1(c), 9.3.3 or 9.3.4, both within the preceding 12 calendar months, cause the combined cumulative peak negative cash flow of Manager to be an amount greater than 5% of Manager's Ultimate Parent's Enterprise Value, or

                                (C)     individually cause a decrease in the
                        forecasted 5-year discounted cash flow of Manager's Ultimate Parent (at Manager's Ultimate Parent's appropriate discount rate) of more than 3% on a combined net present value basis, or

                                (D) when combined with original assessments made under clause (C) above of all other Program Requirement Changes that Sprint PCS announced and Manager agreed to implement or Manager otherwise was required to implement in accordance with sections 9.3.1(c), 9.3.3 and 9.3.4, both within the preceding 12 calendar months, cause a decrease in the forecasted 5-year discounted cash flow of Manager's Ultimate Parent (at Manager's Ultimate Parent's appropriate discount rate) of more than 5% on a combined net present value basis.

                The term "NON-CAPITAL PROGRAM REQUIREMENT CHANGE" means a Program Requirement Change that does not require Manager to make any capital expenditures in excess of 5% of Manager's capital budget as approved by the Manager's board of directors for the fiscal year in which the Program Requirement Change is requested, but does not include changes to the Trademark Usage Guidelines, the Marketing Communications Guidelines, and the Sprint PCS National or Regional Distribution Program Requirements.

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

        If Manager declines to implement any Non-Capital Program Requirement Change, Manager must give Sprint PCS within 10 Business Days after Sprint PCS provides Manager with notice of the Program Requirement
        Change:

                                (i) written notice that Manager declines to implement the Non-Capital Program Requirement Change, and

                                (ii) a written assessment of the impact of the Non-Capital Program Requirement Change on Manager using the parameters set forth in subparagraphs (A) through (D) above.

                (b) Manager may, without being in default of this Agreement, decline to implement any Capital Program Requirement Change if Manager determines that the Capital Program Requirement Change will satisfy any of the following tests:

                                (A)     have a negative net present value
                        applying a 5-year discounted cash flow model, or

                                (B)     individually cause the combined peak
                        negative cash flow of Manager to be an amount greater than 3% of Manager's Ultimate Parent's Enterprise Value, or

                                (C) when combined with original assessments made under clause (B) above of all other Program Requirement Changes that Sprint PCS announced and Manager agreed to implement or Manager otherwise was required to implement in accordance with sections 9.3.1(c), 9.3.3 and 9.3.4, both within the preceding 12 calendar months, cause the combined cumulative peak negative cash flow of Manager to be an amount greater than 5% of Manager's Ultimate Parent's Enterprise Value.

                The term "CAPITAL PROGRAM REQUIREMENT CHANGE" means any Program Requirement Change that requires an expenditure of capital by Manager that is greater than 5% of Manager's capital budget as approved by the Manager's board of directors for the fiscal year in which the Program Requirement Change is requested, but does not include changes to the Trademark Usage Guidelines, the Marketing Communications Guidelines, and the Sprint PCS National or Regional Distribution Program Requirements.

                If Manager declines to implement any Capital Program Requirement Change, Manager must give Sprint PCS within 10 Business Days after Sprint PCS provides Manager with notice of the Program Requirement
        Change:

                                (i) written notice that Manager declines to implement the Capital Program Requirement Change, and

                                (ii) a written assessment of the impact of the Capital Program Requirement Change on Manager using the parameter set forth above.

                Manager must implement a Capital Program Requirement Change if:

                                (i) the capital requirement associated with such Program Requirement Change is for a network capacity expansion due to a change in a service plan, provided that implementing the Program Requirement Change will not exceed any of the parameters described in section 9.3.1(a), or

                                (ii) the capital requirement associated with such Program Requirement Change is necessary to comply with network performance standards required under this agreement.

                (c) If Manager has the right to decline a Program Requirement Change pursuant to sections 9.3.1(a) or (b), Sprint PCS may modify the scope of the Program Requirement Change in all or certain of Manager's markets to satisfy all of the tests set forth in 9.3.1(a) or
        (b), as applicable, for the entire Program Requirement Change, and Manager will implement the modified Program Requirement Change. Section
        9.3.2 governs any disagreement between the parties regarding the determination of the net present value of a Program Requirement Change.

                9.3.2. DISAGREEMENT WITH ASSUMPTIONS OR METHODOLOGY. Sprint PCS must notify Manager of any disagreement with Manager's assumptions or methodology within 10 days after its receipt of Manager's assessment under section 9.3.1. Manager will not be required to implement the Program Requirement Change if Sprint PCS fails to notify Manager of any disagreement within this 10-day period unless Sprint PCS requires such compliance under section 9.3.3 below. Either party may escalate the review of the assumptions and methodology underlying the assessment to the parties' respective Chief Financial Officers if Sprint PCS disagrees with Manager's assessment and the parties are unable to agree on the assumptions and methodology within 20 days after Sprint PCS notifies Manager of the disagreement.

                The parties will mutually select an independent investment banker in the wireless telecommunications industry ("INVESTMENT BANKER") to determine whether the implementation of the Program Requirement Change will exceed one of the parameters if Sprint PCS and Manager are unable to agree on the assumptions and methodology to perform the calculations within 30 days after Sprint PCS notifies Manager of the disagreement. The American Arbitration Association will select the Investment Banker if the parties do not select the Investment Banker within 50 days after Sprint PCS notifies Manager of the disagreement. Sprint PCS and Manager will cooperate fully and provide all information that the Investment Banker reasonably requests. But any Investment Banker that the American Arbitration Association selects, and its investment bank, must have no current engagement with either Manager or Sprint PCS and must not have been engaged by either such party within the 12 calendar months preceding the engagement under this section. A business relationship between Manager or Sprint PCS and a commercial bank or other organization affiliated with an investment bank will not disqualify the investment bank. The Investment Banker will have 20 days from the date of engagement to make its decision.

                Manager will pay any Investment Banker's fees and implement the Program Requirement Change if the parties agree or the Investment Banker determines that implementing the Program Requirement Change will not exceed any of the parameters described in section 9.3.1.

                9.3.3 ONE OR MORE PARAMETERS EXCEEDED. Sprint PCS will pay the Investment Banker's fees if the parties agree or the Investment Banker determines that implementing the Program Requirement Change will exceed at least one of the parameters described in section 9.3.1. Sprint PCS may require Manager to implement the Program Requirement Change whether the parties agree or disagree or the Investment Banker determines that implementing the Program Requirement Change will exceed at least one of the parameters described in section 9.3.1, if Sprint PCS agrees to compensate Manager the amount necessary to prevent Manager from exceeding all of the applicable parameters set forth in section 9.3.1.

                9.3.4 CHANGES WITH RESPECT TO PRICING PLANS AND ROAMING PROGRAM REQUIREMENTS. Manager will implement a change with respect to the following in the manner requested by Sprint PCS, even if Manager determines that implementing the change will have an adverse impact on Manager that meets or exceeds the tests set forth in section 9.3.1(a) or section 9.3.1(b):

                                (i)     relates to a pricing plan under section
                        4.4 or a roaming program, and

                                (ii) Sprint PCS reasonably determines must be implemented on an immediate or expedited basis to respond to competitive market forces.

                Manager's implementation of the change will not adversely affect Manager's right to object to the implementation of the change. Manager will continue to comply with the change if the parties agree or the Investment Banker determines (using the procedure described in section 9.3.2) that implementing the change will not exceed any of the parameters described in section 9.3.1(a) or section 9.3.1(b). If Sprint PCS does not successfully challenge Manager's assessment of the adverse impact of the change on Manager in accordance with section 9.3.2, Sprint PCS can require Manager either to:

                                (i) continue to comply with the change and compensate Manager in the amount necessary to reimburse Manager for any reasonable costs, expenses or losses that Manager incurs as a result of its implementation of the change net of any benefit that Manager receives, to the extent the costs, expenses and losses net of the benefits exceed the parameters set forth in section 9.3.1(a) or section 9.3.1(b), or

                                (ii) terminate its continued compliance with the change and compensate Manager in the amount necessary to reimburse Manager for any reasonable costs, expenses or losses that Manager incurs as a result of its implementation of the change net of any benefit that Manager receives.

                Manager cannot terminate its continued compliance if Sprint PCS elects to require Manager's continued compliance with the change under section 9.3.3 above.

        (c)     A new section 9.7 is added to the Management Agreement:

                9.7     REVIEW OF PROGRAM REQUIREMENTS; UNILATERAL CHANGES.

                        (a) Within 120 days after the Effective Date of Addendum VIII Sprint PCS will review all outstanding Program Requirements to determine if they need to be revoked, amended or left in place. Any amendment to a Program Requirement will be implemented in accordance with section 9.2, subject to section
                9.3 with respect to amendments.

                        (b) Sprint PCS and Manager will in good faith attempt to mutually agree on how to mitigate the adverse economic impact on Manager of the exercise of any unilateral right of Sprint PCS under this agreement, the Services Agreement and either Trademark License Agreement to the extent Manager believes such change will have a significant adverse economic impact on Manager's operations, except with respect to changes involving Sprint PCS National or Regional Distribution Program Requirements. For purposes of clarification, the parties intend the preceding sentence to obligate them to a robust discussion and open dialogue but understand the discussion and dialogue may not lead to any particular solution of the issues raised by Manager or Sprint PCS. By way of illustration, under the second preceding sentence if Manager believed that the exercise of the unilateral right to change the Trademark Usage Guidelines or the designation of Sprint PCS Products and Services had an adverse economic impact on Manager, then Manager and Sprint PCS will in good faith attempt to mutually agree on how to mitigate the adverse impact on Manager.

        (d)     A new section 9.8 is added to the Management Agreement.

                9.8     BREACH FOR FAILURE TO IMPLEMENT PROGRAM REQUIREMENT.

                Manager will be in material breach of a material term and Sprint PCS may exercise its rights under section 11 if Manager declines to implement a Program Requirement when required to do so under this agreement.

        17. FEES [NEW]. Sections 4 and 13 of Addendum I are deleted. Additionally Article 10 of the Management Agreement is amended and restated in its entirety to read as follows:

                                    10.   FEES

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                10.1    GENERAL. Sprint PCS and Manager will pay to each other
        the fees and apply the credits in the manner described in this section
        10. The amounts that Sprint PCS is paid or retains are for all obligations of Manager under this agreement. Many of the definitions for the fees in section 10.2 are found in section 10.3.

                10.2    FEES.

                        10.2.1 FEE BASED ON BILLED REVENUE. Sprint PCS will pay to Manager the Fee Based on Billed Revenue as determined in this section 10.2.1.

                        "BILLED REVENUE" is all customer account activity (E.G., all activity billed, attributed or otherwise reflected in the customer account but not including Customer Credits) during the calendar month for which the fees and payments are being calculated (the "BILLED MONTH") for Sprint PCS Products and Services related to all Customer accounts within a customer service area ("CSA") assigned to the Service Area, except (i) Outbound Roaming Fees, (ii) amounts handled separately in this section 10 (including the amounts in sections 10.2.3 through 10.2.6, 10.4 and 10.8), (iii) amounts collected from Customers and paid to governmental or regulatory authorities (E.G., Customer Taxes and USF Charges), and (iv) other amounts identified in this agreement as not included in Billed Revenue (these Customer accounts being "MANAGER ACCOUNTS"). Within 30 days after signing this Addendum, Sprint PCS will provide Manager with a list of all revenue accounts included in Billed Revenue, and Sprint PCS will, as soon as reasonably practicable, provide Manager with updates to that list as it changes.

                        Billed Revenue does not include new activity billed to the Customer solely to recover costs incurred by Sprint PCS, Manager or both related solely to such new activity. Manager and Sprint PCS will share the revenues from this billing in proportion to the costs they incur.

                        For purposes of clarification, the parties have in place procedures to assign Customers to CSAs and expect those procedures to remain in place after the Effective Date.

                        If Sprint PCS or Manager develops products or services that bundle Sprint PCS Products and Services with other products or services (E.G., local service or broadband wireline service), then Sprint PCS and Manager will use commercially reasonable efforts to agree on the proper allocation of revenue, bad debt expenses, credits and promotions for the bundled products and services.

                        Sprint PCS will reasonably determine the amount of credits applied to Manager Accounts during the Billed Month ("CUSTOMER CREDITS").

                        "NET BILLED REVENUE" for a Billed Month is the amount of the Billed Revenue less the Customer Credits.

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                        The "FEE BASED ON BILLED REVENUE" for a Billed Month is
        equal to 92% of (a) Net Billed Revenue, less (b) the Allocated Write-offs for Net Billed Revenue.

                        10.2.2 OUTBOUND ROAMING FEE. Sprint PCS will pay to Manager a fee equal to the amount of Outbound Roaming Fees that Sprint PCS or its Related Parties bills to Manager Accounts, less the Allocated Write-offs for Outbound Roaming Fees. For purposes of clarification, Sprint PCS will settle separately with Manager the direct cost of providing the capability for the Outbound Roaming, including any amounts payable to the carrier that handled the roaming call and the clearinghouse operator for Outbound Roaming.

                        10.2.3 PHASE II E911 SURCHARGES. Sprint PCS will pay to Manager a fee equal to a portion of the E911 Phase II Surcharges (attributable to incremental costs for Phase II E911, including but not limited to related handset costs, routing costs, implementation costs, trunks and testing costs, and anticipated write-offs for bad debt) billed during the Billed Month to Customers with an NPA-NXX assigned to the Service Area, less the Allocated Write-offs for that portion of E911 Phase II Surcharges in the Billed Month. The portion of the billed amount attributed to Manager will be based on Manager's proportional cost (as compared to Sprint PCS' proportional cost) to comply with Phase II of the E911 requirements. Sprint PCS will determine from time to time the rate billed to Customers related to Phase II E911 and the portion payable to Manager.

                        10.2.4 WIRELESS LOCAL NUMBER PORTABILITY SURCHARGES. Sprint PCS will pay to Manager a fee equal to a portion of the Wireless Local Number Portability Surcharges ("WLNP SURCHARGES") billed during the Billed Month to Customers with an NPA-NXX assigned to the Service Area, less the Allocated Write-offs for that portion of the WLNP Surcharges in the Billed Month. The portion of the billed amount attributed to Manager will be based on Manager's proportional cost (as compared to Sprint PCS' proportional cost) to comply with Wireless Local Number Portability requirements. Sprint PCS will determine from time to time the rate billed to Customers related to WLNP Surcharges and the portion payable to Manager.

                        10.2.5 CUSTOMER EQUIPMENT CREDITS. Sprint PCS will apply as a credit to any other fees under this section 10.2 owing by Sprint PCS to Manager an amount equal to the amount of the Customer Equipment Credits less the Allocated Write-offs for Customer Equipment Credits.

                        10.2.6 WRITE-OFFS FOR CUSTOMER EQUIPMENT CHARGES. Sprint PCS will apply as a credit to any other fees under this section
        10.2 owing by Sprint PCS to Manager an amount equal to the amount of the Allocated Write-offs for Customer Equipment Charges.

                10.3    DEFINITIONS USED IN FEE CALCULATIONS

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                        10.3.1  WRITE-OFFS. Sprint PCS will determine the
        amounts written off net of deposits applied and net of recoveries (the "WRITE-OFFS") in the Sprint PCS billing system during the Billed Month relating to Manager Accounts.

                        10.3.2 BILLED COMPONENTS. Each of the following amounts is referred to as a "BILLED COMPONENT" and collectively they are referred to as the "BILLED COMPONENTS".

                                10.3.2.1   NET BILLED REVENUE. The amount
        determined as described in section 10.2.1.

                                10.3.2.2   CUSTOMER EQUIPMENT CREDITS. The
        reductions of amounts billed to Manager Accounts related to the sale of handsets and handset accessories from Sprint PCS inventory are referred to as "CUSTOMER EQUIPMENT CREDITS". This is a negative amount that reduces the Amount Billed (Net of Customer Credits).

                                10.3.2.3 100% AFFILIATE RETAINED AMOUNTS. The amounts referred to as "100% Affiliate Retained Amounts" on EXHIBIT 10.3, to which Manager is entitled to 100% of the amounts that Customers are billed for such items.

                                10.3.2.4 100% SPRINT PCS RETAINED AMOUNTS. The amounts referred to as "100% Sprint PCS Retained Amounts" on EXHIBIT 10.3, to which Sprint PCS is entitled to 100% of the amounts that Customers are billed for such items.

                                10.3.2.5   CUSTOMER EQUIPMENT CHARGES. The
        amounts that Sprint PCS bills to Manager Accounts for subscriber equipment and accessories sold or leased are referred to as "CUSTOMER EQUIPMENT CHARGES".

                                10.3.2.6 E911 PHASE II SURCHARGES. The amounts that Sprint PCS bills to Manager Accounts to recover all costs related to Phase II E911 functionality are referred to as "E911 PHASE II SURCHARGES".

                                10.3.2.7 USF CHARGES. The amounts that Sprint PCS bills to Manager Accounts relating to Universal Service Funds are referred to as "USF CHARGES".

                                10.3.2.8   WLNP SURCHARGES. The amounts that
        Sprint PCS bills to Manager Accounts to recover costs related to WLNP activities.

                        10.3.3 AMOUNT BILLED (NET OF CUSTOMER CREDITS). The "AMOUNT BILLED (NET OF CUSTOMER CREDITS)" for a Billed Month is equal to the sum of the Billed Components.

                        10.3.4 THE ALLOCATED WRITE-OFFS. The "ALLOCATED WRITE-OFFS" for all or a portion of a Billed Component in a Billed Month is the Write-offs for the Billed

                                       26
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        Month times the amount of the Billed Component (or portion thereof)
        divided by the Amount Billed (Net of Customer Credits).

                10.4 OTHER FEES AND PAYMENTS. Sprint PCS and Manager will pay to each other the fees and payments described below:

                        10.4.1  INTER SERVICE AREA FEES AND RESELLER CUSTOMER
        FEES.

                                10.4.1.1 INTER SERVICE AREA FEE AND RESELLER CUSTOMER FEE PAID. Manager will pay to Sprint PCS an Inter Service Area Fee as set forth in this section 10.4.1 for each billed minute or kilobyte of use that a Customer with an NPA-NXX assigned to the Service Area uses a portion of the Sprint PCS Network other than the Service Area Network. Sprint PCS will pay to Manager an Inter Service Area Fee for each billed minute or kilobyte of use that a Customer whose NPA-NXX is not assigned to the Service Area Network uses the Service Area Network.

                                Sprint PCS will pay to Manager for each billed minute or kilobyte of use that a Reseller Customer uses the Service Area Network (such fees are referred to in this agreement as "RESELLER CUSTOMER FEES"):

                                (a) with respect to agreements between Sprint PCS and resellers in existence as of the date of this Addendum ("EXISTING RESALE AGREEMENTS"), the amount of fees set forth in subsections 10.4.1.2 and 10.4.1.3, unless otherwise negotiated (E.G., Virgin and Qwest); and

                                (b) with respect to agreements between Sprint PCS and resellers that are entered into after the date of this Addendum, the amount of fees collected by Sprint PCS from the resellers for the Reseller Customer's use of the Service Area Network, except if Sprint PCS owns a substantial interest in a reseller, in which case, Sprint PCS, Manager and all Other Managers will agree on the per minute or kilobyte rate to be paid by Sprint PCS to all Managers.

                                Sprint PCS may not amend, modify or change in any manner the Inter Service Area Fees between Sprint PCS and Manager or Reseller Customer Fees and other matters set forth in this section
        10.4.1 without Manager's prior written consent. For purposes of clarification, the parties do not intend the above sentence to limit Sprint PCS' ability to negotiate fees with resellers.

                                Sprint PCS will not be obligated to pay Manager those Inter Service Area Fees not received by Sprint PCS from an Other Manager who is a debtor in a bankruptcy proceeding with respect to Inter Service Area Fees that Sprint PCS owes Manager because of CSAs assigned to such Other Manager's Service Area traveling in the Service Area. For clarification purposes, Sprint PCS does not have to advance the Inter Service Area Fees for the Other Manager who is involved in the bankruptcy proceeding to Manager, to the extent that the Other Manager fails to pay the Inter Service

                                       27
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        Area Fees. Manager bears the risk of loss of the Other Manager who is involved in the bankruptcy proceeding not paying the Inter Service Area Fees to Sprint PCS.

                                If relief is ordered under title 11 of the United States Code for an Other Manager or an Other Manager files a voluntary petition for relief under title 11 of the United States Code and such Other Manager fails to pay to Sprint PCS amounts that such Other Manager owes to Sprint PCS with respect to the Inter Service Area Fees for travel into Manager's Service Area, Sprint PCS will immediately assign to Manager all of its claims and rights as a creditor of such Other Manager for those amounts owed with respect to Inter Service Area Fees for travel in Manager's Service Area. Sprint PCS agrees to take all actions necessary to effect this assignment of rights to Manager, and further agrees that Manager will not be responsible for any expenses related to such assignment. If Sprint PCS receives any amounts from an Other Manager involved in a bankruptcy proceeding with respect to Inter Service Area Fees for travel into the Service Area, Sprint PCS will immediately remit those amounts to Manager. If relief is ordered under title 11 of the United States Code for Sprint PCS or Sprint PCS files a voluntary petition for relief under title 11 of the United States Code, then Sprint PCS will be deemed a trustee for Manager's benefit with respect to any Inter Service Area Fees that Sprint PCS collects from Other Managers for travel into Manager's Service Area, and Sprint PCS has no rights to Manager's portion of such Inter Service Area Fees.

                                Manager acknowledges that if the manner in which the CSAs are assigned changes because of changes in the manner in which the NPA- NXX is utilized, the manner in which the Inter Service Area Fees and Reseller Customer Fees, if any, will be calculated might be changed accordingly.

                                10.4.1.2 VOICE AND 2G DATA RATE. The amount of the Inter Service Area Voice and 2G Data Fee and Reseller Customer Voice and 2G Data Fee for Existing Resale Agreements will be as follows:

                                (a) The Inter Service Area Voice and 2G Data Fee for each billed minute of use that a Customer uses an Away Network and the Reseller Customer Fee for each billed minute of use that a Reseller Customer uses the Service Area Network, will be $0.058 from the Effective Date to December 31, 2006.

                                (b) For each calendar year during the Term of this agreement beginning January 1, 2007, the Inter Service Area Voice and 2G Data Fee for each billed minute of use that a Customer uses an Away Network and the Reseller Customer Fee for each billed minute of use that a Reseller Customer uses the Service Area Network, will be an amount equal to 90% of Sprint PCS' Retail Yield for Voice and 2G Data Usage for the previous calendar year; provided that such amount for any period will not be less than Manager's network costs (including a reasonable return using Manager's weighted average cost of capital applied against Manager's net investment in the Service Area Network) to provide the services that are subject to the Inter Service Area Voice and 2G Data

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                Fee. If the parties have a dispute relating to the determination of the foregoing fees for any period, then the parties will submit the dispute to binding arbitration as set forth in section 10.4.1.3(b).

                                10.4.1.3 3G DATA RATE. The amount of the Inter Service Area 3G Data Fee and Reseller Customer 3G Data Fee for Existing Resale Agreements will be as follows:

                        (a) From the Effective Date to December 31, 2006 ("INITIAL 3G DATA FEE PERIOD"), the Inter Service Area 3G Data Fee for each kilobyte of use that a Customer uses an Away Network and the Reseller Customer 3G Data Fee for each kilobyte of use that a Reseller Customer uses the Service Area Network, will be $0.0020.

                        (b) The parties will reset the Inter Service Area 3G Data Fee and the Reseller Customer 3G Data Fee after the Initial 3G Data Fee Period ends. The Inter Service Area 3G Data Fee and the Reseller Customer 3G Data Fee will be based on an appropriate discount from the Sprint PCS Retail Yield for 3G Data Usage for the previous calendar year to be negotiated before December 31, 2006. Each subsequent fee period will last three years with, for example, the second pricing period beginning on January 1, 2007 and ending on December 31, 2009.

                        The process for resetting the fees is as follows:

                                (i) Sprint PCS will give Manager a proposal for the appropriate discount from the Sprint PCS Retail Yield for 3G Data Usage by March 31 of the final year of the then current pricing period. Manager's representative and the Sprint PCS representative will begin discussions regarding the proposed schedule of fees within 20 days after Manager receives the proposed schedule of fees from Sprint PCS.

                                (ii) Manager may escalate the discussion to the Chief Financial Officer of Sprint PCS or Sprint PCS may escalate the discussion to Manager's Chief Executive Officer or Chief Financial Officer if the parties do not agree on a new schedule of fees within 30 days after the discussions begin.

                                (iii)   If the parties cannot agree on a new
                        schedule of fees within 20 days after a party escalates the discussion, then Manager may either agree to the fees set forth in the Inter Service Area 3G Data Fee and Reseller Customer 3G Data Fee proposal or submit the determination of the Inter Service Area 3G Data Fee and Reseller Customer 3G Data Fee to binding arbitration based on a market-rate determination of an appropriate Inter Service Area 3G Data Fee and Reseller Customer 3G Data Fee in accordance with section 14.2, excluding the escalation process set forth in section 14.1.

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                                (iv)    If Manager submits the matter to
                        arbitration the fees that Sprint PCS proposed will apply starting after December 31 of the first year of the appropriate period as described in section 10.4.1.4 and will continue in effect unless modified by the final decision of the arbitrator. If the arbitrator imposes a fee different than the ones in effect the new fees will be applied as if in effect after December 31 of the first year of the appropriate period as described in section 10.4.1.4 and if on application of the new fees one party owes the other party any amount after taking into account payments the parties have already made then the owing party will pay the other party within 30 days of the date of the final arbitration order.

                                10.4.1.4 RATE CHANGES - EFFECTIVE DATE. All rate changes related to Inter Service Area Fees and Reseller Customer Fees will be applied to all activity in a bill cycle regardless of when the activity occurred, if the bill cycle ends after the effective date of the rate change.

                                10.4.1.5   LONG DISTANCE. The long distance
        rates associated with the Inter Service Area and Reseller Customer usage will be equal to the actual wholesale transport and terminating costs associated with the originating and terminating locations. The rates are then applied to cumulative usage at a BID level for settlement purposes.

                        10.4.2 INTERCONNECT FEES. Manager will pay to Sprint PCS (or to other carriers as appropriate) monthly the interconnect fees, if any, as provided under section 1.4.

                        10.4.3 TERMINATING AND ORIGINATING ACCESS FEE. Sprint PCS will pay Manager 92% of any terminating or originating access fees Sprint PCS collects from an IXC that are not subject to refund or dispute (but it will not be Billed Revenue). For purposes of clarification, Sprint Corporation's Related Parties are obligated to pay terminating access to Sprint PCS only if MCI and AT&T pay terminating or originating access to Sprint PCS. At the Effective Date of Addendum VIII, neither MCI nor AT&T pays terminating access to Sprint PCS. The ability of wireless carriers to collect access fees is currently subject to legal challenge. The parties acknowledge that Sprint PCS has limited ability to require IXCs to pay access fees.

                        10.4.4 REIMBURSEMENTS FOR MISTAKEN PAYMENTS. If one party mistakenly pays an amount that the other party is obligated to pay then the other party will reimburse the paying party, if the paying party identifies the mistake and notifies the receiving party within 9 calendar months after the date on which the paying party makes the mistaken payment.

                10.5 TAXES AND PAYMENTS TO THE GOVERNMENT. Manager will pay or reimburse Sprint PCS for any sales, use, gross receipts or similar tax, administrative fee, telecommunications fee or surcharge for taxes or fees that a governmental authority levies on the fees and charges payable by Sprint PCS to Manager.

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                Manager will report all taxable property to the appropriate taxing authority for ad valorem tax purposes. Manager will pay as and when due all taxes, assessments, liens, encumbrances, levies and other charges against the real estate and personal property that Manager owns or uses in fulfilling its obligations under this agreement.

                Manager is responsible for paying all sales, use or similar taxes on the purchase and use of its equipment, advertising and other goods or services in connection with this agreement.

                Sprint PCS will be solely responsible for remitting to government agencies or their designees any and all fees or other amounts owed as a result of the services provided to the Customers under the Management Agreement. As a consequence of this responsibility, Sprint PCS is entitled to 100% of any amounts that Manager, Sprint PCS or their Related Parties receives from Customers (including Customers whose NPA-NXX is assigned to the Service Area) relating to these fees or other amounts.

                10.6    UNIVERSAL SERVICE FUNDS.

                        10.6.1 PAID BY GOVERNMENT. Manager is entitled to 100% of any federal and state subsidy funds (the "SUBSIDY FUNDS"), including Universal Service Funds, that Manager or Sprint PCS receives from government disbursements based on customers with mailing addresses located in the Service Area and with NPA-NXXs assigned to the Service Area, or such other method then in effect under the rules of the FCC, Universal Service Administrative Company or other federal or state administrator. For purposes of clarity, Universal Service Funds provide support payments to Eligible Telecommunications Carriers ("ETC") serving in high cost areas or providing services to low income individuals. Sprint PCS will file on behalf of itself or Manager appropriate ETC documentation in those jurisdictions in which Sprint PCS determines to make the filing.

                If Manager asks Sprint PCS to make a filing in a jurisdiction and Sprint PCS reasonably determines not to make the filing because making the filing is detrimental to Sprint's best interests, then Sprint does not have to make the filing. If Manager disagrees with the reasonableness of Sprint PCS' determination not to make the filing, then the parties will submit to binding arbitration in accordance with section 14.2, excluding the escalation process set forth in section
        14.1.

                If the process set forth in the previous paragraph results in Sprint PCS making a filing, Manager will pay all of Sprint PCS' reasonable out-of-pocket costs associated with the filing and any compliance obligations that arise from the filing or that are imposed by the jurisdiction in which the filing is made (e.g. filing fees, legal fees, expert witness retention, universal lifeline service, enhancing customer care quality, and including, without limitation, network upgrades). Sprint PCS will remit to Manager 50% of any Subsidy Funds that Sprint PCS receives from filings Sprint PCS is required to make under the preceding paragraph that are not payable to Manager under the first paragraph of this section 10.6.1, until the aggregate amount of the payments to Manager under this

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        sentence equals 50% of the amount Manager has paid Sprint PCS under the preceding sentence.

                All Subsidy Funds received must be used to support the provision, maintenance and upgrading of facilities and services for which the funds are intended. Sprint PCS will attempt to recover from the appropriate governmental authority Subsidy Funds and will remit the appropriate recoveries to Manager.

                        10.6.2 PAID BY CUSTOMERS. Sprint PCS will be solely responsible for remitting to government agencies or their designees, including but not limited to the Universal Service Administrative Company, all universal service fees. As a consequence of this responsibility, Sprint PCS is entitled to 100% of any amounts that Manager, Sprint PCS or their Related Parties receives from Customers (including Customers whose NPA-NXX is assigned to the Service Area) relating to the Universal Service Funds.

                10.7 EQUIPMENT REPLACEMENT PROGRAM. Sprint PCS is entitled to 100% of the amounts that Customers pay for participating in any equipment replacement program billed on their Sprint PCS bills. Manager will not be responsible for or in any way billed for any costs or expenses that Sprint PCS or any Sprint PCS Related Party incurs in connection with any such equipment replacement program.

                10.8 CUSTOMER EQUIPMENT. Sprint PCS is entitled to 100% of the amounts that Customers pay for subscriber equipment and accessories sold or leased by Sprint PCS, and Manager is entitled to 100% of the amounts that Customers pay for subscriber equipment and accessories sold or leased by Manager, subject to the equipment settlement process in section 4.1.2.

                10.9 PHASE I E911. Sprint PCS is entitled to collect 100% of the E911 Phase I Surcharges (E.G., for equipment other than handsets, such as platforms and networks). Sprint PCS will attempt to recover from the appropriate governmental authority Phase I E911 reimbursements and will remit the appropriate amounts to Manager.

                10.10 MANAGER DEPOSITS INTO RETAIL BANK ACCOUNTS. Each Business Day, Manager will deposit into bank accounts and authorize Sprint PCS or a Related Party that Sprint PCS designates to sweep from such accounts the amounts collected from Customers on behalf of Sprint PCS and its Related Parties for Sprint PCS Products and Services. Manager will allow the funds deposited in the bank accounts to be transferred daily to other accounts that Sprint PCS designates. Manager will also provide the daily reports of the amounts collected that Sprint PCS reasonably requires. Manager will not make any changes to the authorizations and designations Sprint PCS designates for the bank accounts without Sprint PCS' prior written consent.

                10.11   MONTHLY STATEMENTS.

                        10.11.1 SECTION 10.2 STATEMENT. Each month Sprint PCS will determine

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        the amount payable to or due from Manager for a Billed Month under section 10.2. Sprint PCS will deliver a monthly statement to Manager that reports the amount due to Manager, the manner in which the amount was calculated, the amount due to Sprint PCS and its Related Parties under this agreement and the Services Agreement, and the net amount payable to or due from Manager.

                        10.11.2 OTHER STATEMENTS. Sprint PCS will deliver a monthly statement to Manager that reports amounts due to Manager or from Manager, other than amounts described in section 10.12.1, the manner in which the amounts were calculated, the amount due to Manager or to Sprint PCS and its Related Parties under this agreement and the Services Agreement, and the net amount payable to Manager.

                        10.11.3 THIRD PARTY CHARGES. Sprint PCS will include any third party charges on Manager's statements within three calendar months after the end of the calendar month during which Sprint PCS receives the third party charge. Sprint PCS' failure to include these charges on Manager's statements within the three calendar month-period will mean that Sprint PCS cannot collect those third party charges from Manager.

                10.12   PAYMENTS.

                        10.12.1 WEEKLY PAYMENTS. Sprint PCS will pay the amount payable to Manager for a Billed Month under section 10.2 in equal weekly payments on consecutive Thursdays beginning the second Thursday of the calendar month following the Billed Month and ending on the first Thursday of the second calendar month after the Billed Month. If Sprint PCS is unable to determine the amount due to Manager in time to make the weekly payment on the second Thursday of a calendar month, then Sprint PCS will pay Manager for that week the same weekly amount it paid Manager for the previous week. Sprint PCS will true-up any difference between the actual amount due for the first weekly payment of the Billed Month and amounts paid for any estimated weekly payments after Sprint PCS determines what the weekly payment is for that month. Sprint PCS will use reasonable efforts to true-up within 10 Business Days after the date on which Sprint PCS made the estimated weekly payment.

                        10.12.2 MONTHLY PAYMENTS. The amounts payable to Manager and Sprint PCS and its Related Parties under this agreement and the Services Agreement, other than the payments described in section 10.12.1, will be determined, billed and paid monthly in accordance with section 10.12.3.

                        10.12.3 TRANSITION OF PAYMENT METHODS. (a) Sprint PCS and Manager wish to conduct an orderly transition from making weekly payments to Manager based on Collected Revenues to weekly payments based on Billed Revenue. The method of calculating the weekly payments will change on the first day of the calendar month after the Effective Date of Addendum VIII (the "TRANSITION DATE"). The weekly amounts paid to Manager during the calendar month before the Transition Date and on the first Thursday after the Transition Date will be based on the Collected Revenues method. The weekly amounts paid to Manager beginning on the second Thursday of the second

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        calendar month after the Transition Date will be based on the Billed
        Revenue method described in this section 10. To effect an orderly transition, Sprint PCS will pay Manager for the period beginning on the second Thursday after the Transition Date and ending on the first Thursday of the calendar month after the Transition Date an amount calculated as described below in section 10.12.3(b).

                        (b) Sprint PCS will apply the estimated collection percentages that Sprint PCS uses before the Transition Date to the gross accounts receivable aging categories for Customers with an NPA-NXX assigned to the Service Area as of the close of business on the day before the Transition Date to calculate the amount Sprint PCS anticipates collecting on those accounts receivable. Sprint PCS will pay Manager the amount estimated to be collected in equal weekly payments on consecutive Thursdays beginning the second Thursday after the Transition Date and ending the first Thursday of the calendar month after the Transition Date. Sprint PCS will also pay to Manager no later than the second Thursday after the Transition Date any Collected Revenues received after the Saturday before the Transition Date and before the Transition Date.

                        (c) Sprint PCS will recalculate the estimated collection percentages and apply the recalculated estimated collection percentages to the gross accounts receivable aging categories described in the first sentence of section 10.12.3(b) when all applicable data is available. Sprint PCS will increase or decrease a weekly payment by the amount of the difference between the amount paid to Manager based on the initial estimated collection percentages and the amount that would have been paid to Manager using the newer estimated collection percentages.

                10.13 DISPUTE OR CORRECTION OF STATEMENT AMOUNT. A party can only dispute or correct an amount on a statement in good faith. If a party disputes or corrects an amount on a statement, the disputing or correcting party must give the other party written notice of the specific item disputed or corrected, the disputed or corrected amount with respect to that item and the reason for the dispute or correction within three calendar months after the end of the calendar month during which the disputed or erroneous statement was delivered.

                Any dispute regarding a statement will be submitted for resolution under the dispute resolution process in section 14. The parties must continue to pay to the other party all amounts, except disputed amounts (subject to the next paragraph), owed under this agreement and the Services Agreement during the dispute resolution process. If the aggregate disputed amount, combined with any aggregate disputed amount under section 10.14, exceeds $1,000,000, and upon the written request of the other party, the party disputing the amount (the "DISPUTING PARTY") will deposit the portion of the disputed amount in excess of $1,000,000 into an escrow account that will be governed by an escrow agreement in a form to be mutually agreed upon by the parties. The Disputing Party will deposit the amount into the escrow account within 10 Business Days after its receipt of the written request from the other party in accordance with the foregoing. If the Disputing Party complies with the requirements of this paragraph, then the other party or its Related Parties may not declare the Disputing Party in breach of this agreement or the Services Agreement because of nonpayment of the disputed amount, pending completion of the dispute resolution process.

                The escrow agent will be an unrelated third party that is in the business of serving as an escrow agent for or on behalf of financial institutions. The parties will share evenly the escrow agent's fees. The escrow agent will invest and reinvest the escrowed funds in interest-bearing money market accounts or as the parties otherwise agree. The escrow agent will disburse the escrowed funds in the following manner based on the determination made in the dispute resolution process:

                                (a) If the Disputing Party does not owe any of the disputed amounts, then the escrow agent will return all of the escrowed funds to the Disputing Party with the interest earned on the escrowed funds.

                                (b) If the Disputing Party owes all of the disputed amounts, then the escrow agent will disburse all of the escrowed funds with the interest earned on the escrowed funds to the non-disputing party. If the interest earned is less than the amount owed based on the Default Rate, then the Disputing Party will pay the non-disputing party the difference between those amounts.

                                (c) If the Disputing Party owes a portion of the disputed amounts, then the escrow agent will disburse to the non-disputing party the amount owed with interest at the Default Rate from the escrowed funds and disburse the balance of the escrowed funds to the Disputing Party. The Disputing Party will pay the non-disputing party the amount owed for interest at the Default Rate if the amount of the escrowed funds is insufficient.

                Manager and Sprint PCS will take all reasonable actions necessary to allow the Disputing Party to continue to reflect the amounts deposited into the escrow account by the Disputing Party as assets in the Disputing Party's financial statements.

                The parties will use the dispute resolution process under
        section 14.2 of this agreement, excluding the escalation process set forth in section 14.1, if they cannot agree on the form of escrow agreement.

                The parties agree that, despite this section 10.13, Manager will pay all disputed amounts due to Sprint PCS or any Related Party for fees for CCPU Services and CPGA Services payable under the Services Agreement for periods ending on or before December 31, 2006, subject to any other rights and remedies that Manager has under this agreement and the Services Agreement. The parties may discuss any amounts that Manager believes are in error in the calculation of such fees, and attempt to agree on the corrected amounts, but these discussions do not delay or otherwise affect Manager's payment obligations under this section 10.13.

                The dispute of an item in a statement does not stay or diminish a party's other rights and remedies under this agreement, except that a party must complete the dispute resolution process in section 14 before taking any legal or equitable action against the other party.

                10.14 DISPUTE OR CORRECTION OF A THIRD PARTY INVOICE AMOUNT. Sprint PCS will include the applicable portion of any amount based on a third party invoice in a statement to Manager within three calendar months after Sprint PCS' receipt of the third party invoice. Sprint PCS' failure to include the amount in a statement to Manager within the three calendar month-period will mean that the third party charges will not be collectible from Manager.

                A party can dispute or correct an amount based on a third party invoice only in good faith. Modified invoices received by Sprint PCS from a third party vendor and then sent by Sprint PCS to Manager will be treated as a new statement for purposes of this section, so long as the modified statement was revised in good faith and not simply to provide Sprint PCS additional time to resubmit a previous invoice.

                If a party disputes or corrects an amount on a third party invoice or the amount Sprint PCS attributed to Manager, the disputing party must give the other party written notice of the specific item disputed or corrected, the disputed or corrected amount with respect to that item and the reason for the dispute or correction within three calendar months after the end of the calendar month during which the disputed or erroneous statement was delivered. Sprint PCS and Manager will cooperate with each other to obtain the information needed to determine if the amounts billed by the third party and allocated to Manager were correct.

                Any dispute regarding the amount of the third party invoice Sprint PCS attributed to Manager will be submitted for resolution under the dispute resolution process in section 14. Manager must continue to pay to Sprint PCS all amounts, except disputed amounts, owed under this agreement and the Services Agreement during the information gathering and dispute resolution process. If the aggregate disputed amount, combined with any aggregate disputed amount under section 10.13, exceeds $1,000,000, and upon the written request of Sprint PCS, Manager will deposit the portion of the disputed amount in excess of $1,000,000 into an escrow account that will be governed by an escrow agreement containing terms similar to the general terms described in section 10.13 and in a form to be mutually agreed upon by the parties. Manager will deposit the amount into the escrow account within 10 Business Days after its receipt of the written request from Sprint PCS in accordance with the foregoing. If Manager complies with the requirements of this paragraph, then none of Sprint PCS or its Related Parties may declare Manager in breach of this agreement or the Services Agreement because of nonpayment of the disputed amount, pending completion of the dispute resolution process.

                The dispute of an item in a statement does not stay or diminish a party's other rights and remedies under this agreement, except that the parties must complete the dispute resolution process in section 14 before taking any legal or equitable action against each other.

                10.15 LATE PAYMENTS. Any amount due under this agreement or the Services Agreement without a specified due date will, in the case of Manager, be due 20 days after Manager receives an invoice, and will, in the case of Sprint PCS, be due 20 days after collection from the applicable third party. Any amount due under this agreement and the Services Agreement (including without limitation any amounts disputed under those agreements that are ultimately determined to be due) that is not paid by one party to the other party in accordance with the terms of the applicable agreement will bear interest at the Default Rate beginning (and including) the 6th day after the invoice or settlement due date until (and including) the date paid.

                10.16 SETOFF RIGHT IF FAILURE TO PAY AMOUNTS DUE. If Manager fails to pay any undisputed amount due Sprint PCS or a Related Party of Sprint PCS under this agreement, any undisputed amount due Sprint PCS or a Related Party of Sprint PCS under the Services Agreement or any other agreement with Sprint PCS or a Related Party of Sprint PCS, or any disputed amount due to Sprint PCS or a Related Party for fees for CCPU Services or CPGA Services payable under the Services Agreement, then 5 days after the payment due date Sprint PCS may setoff against its payments to Manager under this section 10 any such undisputed amount that Manager owes to Sprint PCS or a Related Party of Sprint PCS. Sprint PCS will use reasonable efforts to provide Manager with prior written notice of Sprint PCS' intent to exercise its setoff right and the notice will include a list of any and all relevant invoices. This right of setoff is in addition to any other right that Sprint PCS or a Related Party of Sprint PCS might have under this agreement, the Services Agreement or any other agreements with Sprint PCS or a Related Party of Sprint PCS.

        18. TERMINATION RIGHTS [NEW]. Section 11.3.7 is deleted, and all references in the agreement to section 11.3.7 are also deleted.

        19. MANAGER'S PUT RIGHT [ADDM I, SECTIONS8 AND 9; REVISED BY THIS ADDENDUM]. Section 11.5.1 is amended to read as follows:

                11.5.1 MANAGER'S PUT RIGHT. Manager may put to Sprint PCS within 30 days after the Event of Termination all of the Operating Assets. Sprint PCS will pay to Manager an amount equal to 88% of the Entire Business Value, subject to the last paragraph of this subsection
        11.5.1. The closing of the purchase of the Operating Assets will occur within 20 days after the later of:


                        (a) the receipt by Sprint PCS of the written notice of determination of the Entire Business Value by the appraisers under section 11.7; or


                        (b) the receipt of all materials required to be delivered to Sprint PCS under section 11.8.

                Upon closing the purchase of the Operating Assets this agreement will be deemed terminated. The exercise of the put, the determination of the Operating Assets, the representations and warranties made by Manager with respect to the Operating Assets and the business, and the process for closing the purchase will be subject to the terms and conditions set forth in section 11.8.

                In BTAs where Sprint PCS owns 10 MHz of spectrum or less, if Sprint PCS acquires additional spectrum in the entirety of those BTAs in the Services Area, then Sprint PCS may amend the SERVICE AREA EXHIBIT to the Management Agreement, in its sole discretion, to add such newly-acquired spectrum to the SERVICE AREA EXHIBIT. Such additional spectrum will, upon inclusion in the SERVICE AREA EXHIBIT, become part of the License, as such term is defined in the Schedule of Definitions. If additional spectrum is included in the SERVICE AREA EXHIBIT and the License is then for 20 MHz or more of PCS spectrum in the Service Area, then the word "executed" is replaced by the word "terminated" in the first sentence of each of section 11.2.1.2 and 11.5.2 of this agreement. Further, Sprint PCS and Manager may exercise any and all rights under this agreement, and in particular sections 11.2.2.2 and 11.6.2, that are available to the parties when a Disaggregated License is sold to Manager. If the stipulations of this paragraph are met then the reference to "88%" in the second sentence of this subsection 11.5.1 will change to "80%".

        20.     NON-TERMINATION OF AGREEMENT [ADDM III, SECTION12]. Sections
11.5.3 and 11.6.4 are replaced with the following paragraphs:

                        11.5.3 MANAGER'S ACTION FOR DAMAGES OR OTHER RELIEF. Manager, in accordance with the dispute resolution process in section 14, may seek damages or other appropriate relief, but such action does not terminate this agreement.

                        11.6.4 SPRINT PCS' ACTION FOR DAMAGES OR OTHER RELIEF. Sprint PCS, in accordance with the dispute resolution process in section 14, may seek damages or other appropriate relief, but such action does not terminate this agreement.

        21. AUDIT [NEW]. Section 12.1.2 is amended and restated in its entirety to read as follows:

                12.1.2 AUDITS. On reasonable advance notice by one party, the other party must provide its independent or internal auditors access to its appropriate financial and operating records, including, without limitation, vendor and distribution agreements, for purposes of auditing the amount of fees (including the appropriateness of items excluded from the Fee Based on Billed Revenue), costs, expenses (including operating metrics referred to in this agreement and the Services Agreement relating to or used in the determination of Inter Service Area Fees, Reseller Customer Fees, CCPU Services or CPGA Services) or other charges payable in connection with the Service Area for the period audited. The party that requested the audit may decide if the audit is conducted by the other party's independent or internal auditors. Manager and Sprint PCS may each request no more than one audit per year.

                        (a) If the audit shows that Sprint PCS was underpaid then, unless the amount is contested, Manager will pay to Sprint PCS the amount of the underpayment within 10 Business Days after Sprint PCS gives Manager written notice of the underpayment determination.

                        (b) If the audit determines that Sprint PCS was overpaid then, unless the amount is contested, Sprint PCS will pay to Manager the amount of the overpayment within 10 Business Days after Manager gives Sprint PCS written notice of the overpayment determination.

                The auditing party will pay all costs and expenses related to the audit unless the amount owed to the audited party is reduced by more than 10% or the amount owed by the audited party is increased by more than 10%, in which case the audited party will pay the costs and expenses related to the audit.

                Sprint PCS will provide a report issued in conformity with Statement of Auditing Standard No. 70 "Reports on the Processing of Transactions by Service Organizations" ("TYPE II REPORT" or "MANAGER MANAGEMENT REPORT") to Manager twice annually. If Manager, on the advice of its independent auditors or its legal counsel, determines that a statute, regulation, rule, judicial decision or interpretation, or audit or accounting rule, policy or literature published by the accounting or auditing profession or other authoritative rule making body (such as the Securities and Exchange Commission, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board) requires additional assurances beyond SAS 70, then Sprint PCS will cooperate with Manager to provide the additional assurances. Sprint PCS' independent auditors will prepare any Type II Report or Manager Management Report provided under this section 12.1.2 and will provide an opinion on the controls placed in operation and tests of operating effectiveness of those controls in effect at Sprint PCS over Manager Management Processes. "Manager Management Processes" include those services generally provided within this agreement, primarily billing and collection of revenues.

        22. SHARING CONFIDENTIAL INFORMATION WITH LENDERS [ADDM II, SECTION6]. Section 12.2(b)(vii) is amended to read as follows:

                (vii) is disclosed by the receiving party to a financial institution or accredited investor (as that term is defined in Rule 501(a) under the Securities Act of 1933) that is considering providing or has provided financing to the receiving party and which financial institution or accredited investor has agreed to keep the Confidential Information confidential in accordance with an agreement at least as restrictive as this section 12.2.

        23. REGULATORY NOTICES [ADDM I, SECTIONS5 AND 6; REVISED BY THIS ADDENDUM]. Section 16.4 is amended to read as follows:

                16.4 REGULATORY NOTICES. Manager will, within 5 Business Days after its receipt, give Sprint PCS written notice of all oral and written communications it receives from regulatory authorities (including but not limited to the FCC, the FAA, state public service commissions, environmental authorities, and historic preservation authorities) and complaints respecting Manager's construction, operation, and management of the Service Area Network that could result in actions affecting the License as well as written notice of the details respecting such communications and complaints, including a copy of any written material received in connection with such communications and complaints. Manager will cooperate with Sprint PCS in responding to such communications and complaints received by Manager. Sprint PCS has the right to respond to all such communications and complaints, with counsel and consultants of its own choice. If Sprint PCS chooses to respond to such communications and complaints, Manager will not respond to them without the consent of Sprint PCS. Sprint PCS will bear the cost of responding to any such communications and complaints unless (i) such response is primarily the result of Manager's acts or omissions that constitute negligence, willful misconduct or breach of any provision of this agreement (in which case Manager will pay the costs of Sprint PCS' response) or (ii) Manager responds on its own initiative and not at the request of Sprint PCS.

        24.     NOTICES [NEW AND ADDM IV, SECTION5; REVISED BY THIS ADDENDUM].
Section 17.1 is amended and restated in its entirety to read as follows:

                17.1 NOTICES. (a) Any notice, payment, invoice, demand or communication required or permitted to be given by any provision of this agreement must be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested), sent by hand or overnight courier, charges prepaid or sent by facsimile or email (in either instance with acknowledgement or read receipt received), and addressed as described below, or to any other address or number as the person or entity may from time to time specify by written notice to the other parties. Sprint PCS may give notice of changes to a Program Requirement by sending an email that directs Manager to the changed Program Requirement on the affiliate intranet website.

                The subject line of any email notice that purports to amend any Program Requirement must read "Program Requirement Change" and the first paragraph must indicate (i) which Program Requirement is being modified,
        (ii) what is being modified in the Program Requirement, and (iii) when the Program Requirement will take effect. The email must also include either a detailed summary of the Program Requirement Change or a redline comparison between the old Program Requirement and the new Program Requirement.

                Any notice, demand or communication intended to be notice of a breach of an agreement or notice of an Event of Termination must:

                        (A)     clearly indicate that intent,

                        (B) state the section(s) of the agreements allegedly breached, and

                        (C) be mailed or sent by overnight courier in the manner described in the first paragraph in this section 17.1.

                Manager will promptly give Sprint PCS a copy of any notice Manager receives from the Administrative Agent or any Lender, and a copy of any notice Manager gives to the Administrative Agent or any Lender. Sprint PCS will promptly give Manager a copy of any notice that Sprint PCS receives from the Administrative Agent or any Lender and a copy of any notice that Sprint PCS gives to the Administrative Agent or any Lender.

                All notices and other communications given to a party in accordance with the provisions of this agreement will be deemed to have been given when received.

        (b) The parties' notice addresses are as follows:

        For all entities comprising Sprint PCS:

                        Sprint PCS
                        KSOPHJ0212-2A101
                        6130 Sprint Parkway
                        Overland Park, KS 66251
                        Telephone: 913-762-7929
                        Telecopier: 913-523-0539
                        Email: dbotto01@sprintspectrum.com
                        Attention: Vice President - Finance

                with a copy to:

                        Sprint Law Department
                        KSOPHT0101-Z2020
                        6391 Sprint Parkway
                        Overland Park, KS 66251
                        Telephone: 913-315-9315
                        Telecopier: 913-523-9823
                        Email: john.w.chapman@mail.sprint.com
                        Attention: John Chapman

        For Manager:

                        iPCS Wireless, Inc.
                        1901 North Roselle Road
                        Suite 1040
                        Schaumburg, Illinois 60195
                        Telephone: 847-885-7041
                        Telecopier: 847-885-7025
                        Email: tyager@ilpcs.com
                        Attention: Tim Yager
with a copy to:

                        Mayer, Brown, Rowe & Maw LLP
                        190 South LaSalle Street
                        Chicago, Illinois 60603
                        Telephone: 312-782-0600
                        Telecopier: 312-701-7711
                        Email: ptheiss@mayerbrownrowe.com
                        Email: rwild@mayerbrownrowe.com
                        Attention: Paul Theiss and Robert Wild

        and with copies to the following individuals' email addresses if a notice of a Program Requirement Change is sent by email:

                        ptheiss@mayerbrownrowe.com
                        rwild@mayerbrownrowe.com

        25. FORCE MAJEURE [NEW]. Section 17.9.3 is amended and restated in its entirety to read as follows:

                Neither Manager nor Sprint PCS, as the case may be, is in breach of any covenant in this agreement, and no Event of Termination will occur as a result of the failure of such party to comply with any covenant, if the party's non-compliance with the covenant results primarily from:

                                (i) any FCC order or any other injunction that any governmental authority issues that impedes the party's ability to comply with the covenant,

                                (ii)    the failure of any governmental
                        authority to grant any consent, approval, waiver or authorization or any delay on the part of any governmental authority in granting any consent, approval, waiver or authorization,

                                (iii) the failure of any vendor to deliver in a timely manner any equipment or service, or

                                (iv)    any act of God, act of war or
                        insurrection, riot, fire, accident, explosion, labor unrest, strike, civil unrest, work stoppage, condemnation or any similar cause or event not reasonably within the control of the party.

        26. GOVERNING LAW, JURISDICTION AND CONSENT TO SERVICE OF PROCESS [NEW]. Section 17.12 of the Management Agreement is replaced with the following language:

        17.12   GOVERNING LAW, JURISDICTION AND CONSENT TO SERVICE OF PROCESS.

                17.12.1 GOVERNING LAW. The internal laws of the State of Kansas (without regard to principles of conflicts of law) govern the validity of this agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

                17.12.2         JURISDICTION; CONSENT TO SERVICE OF PROCESS.

                (a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Kansas State court sitting in the County of Johnson or any Federal court of the United States of America sitting in the District of Kansas, and any appellate court from any such court, in any suit action or proceeding arising out of or relating to this agreement, or for recognition or enforcement of any judgment, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such Kansas State Court or, to the extent permitted by law, in such Federal court.

                (b) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement in Kansas State court sitting in the County of Johnson or any Federal court sitting in the District of Kansas. Each party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

                (c) Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this agreement, PROVIDED that such service shall be deemed to have been given only when actually received by such party. Nothing in this agreement shall affect the right of a party to serve process in another manner permitted by law.

        27.     NUMBER PORTABILITY [ADDM I, SECTION7]. The second sentence of section 17.17 is amended to read as follows: "To the extent the relationship between NPA-NXX and the Service Area changes, Sprint PCS will develop an alternative system to attempt to assign customers who primarily live and work in the Service Area to the Service Area, in a manner that preserves the economic benefits of this agreement to each party."

        28. ANNOUNCED TRANSACTIONS [ADDM III, SECTION13]. Section 17.24 is deleted.

        29. FEDERAL CONTRACTOR COMPLIANCE [ADDM I, SECTION11]. A new section 17.28, the text of which is attached as Exhibit A to Addendum I, is added and incorporated by this reference.

        30. YEAR 2000 COMPLIANCE [ADDM I, SECTION12]. A new section 17.29 is added to the Management Agreement:

                17.29 YEAR 2000 COMPLIANCE. Sprint PCS and Manager each separately represents and warrants that any system or equipment acquired, operated or designated by it for use in the Service Area Network or for use to support the Service Area Network, including (without limitation) billing, ordering and customer service systems, will be capable of correctly processing and receiving date data, as well as properly exchanging date data with all products (for example, hardware, software and firmware) with which the Service Area Network is designed to be used, and will not malfunction or fail to function due to an inability to process correctly date data in conformance with Sprint PCS requirements for "Year 2000 Compliance." If the Service Area Network or any system used to support the Service Area Network fails to operate as warranted due to defects or failures in any system or equipment selected by Manager (including systems or equipment of third party vendors and subcontractors selected by Manager rather than by Sprint
        PCS) Manager will, at its own expense, make the repairs, replacements or upgrades necessary to correct the failure and provide a Year 2000 Compliant Service Area Network. If the Service Area Network or any system used to support the Service Area Network fails to operate as warranted due to defects or failures in any systems or equipment selected by Sprint PCS (including systems or equipment of third party vendors and subcontractors that Sprint PCS selects and requires Manager to use), Sprint PCS will, at its own expense, make the repairs, replacements or upgrades necessary to correct the failure and provide a Year 2000 Compliant Service Area Network.

                        "YEAR 2000 COMPLIANCE" means the functions, calculations, and other computing processes of the Service Area Network (collectively "PROCESSES") that perform and otherwise process, date-arithmetic, display, print or pass date/time data in a consistent manner, regardless of the date in time on which the Processes are actually performed or the dates used in such data or the nature of the date/time data input, whether before, during or after January 1, 2000 and whether or not the date/time data is affected by leap years. To the extent any part of the Service Area Network is intended to be used in combination with other software, hardware or firmware, it will properly exchange date/time data with such software, hardware or firmware. The Service Area Network will accept and respond to two-digit year-date input, correcting or supplementing as necessary, and store, print, display or pass date/time data in a manner that is unambiguous as to century. No date/time data will cause any part of the Service Area Network to perform an abnormally ending routine or function within the Processes or generate incorrect final values or invalid results.

        31. MARKETING COMMUNICATIONS GUIDELINES [ADDM V, SECTION1]. The first bullet point in Section II.B of Exhibit 5.2 to the Management Agreement is amended to read as follows:

                All uses of the Sprint marks must be in a manner generally consistent with overall Sprint brand positioning, as determined by Sprint from time to time. Sprint will review all advertising/communication strategy and make judgments on its consistency with the overall Sprint brand positioning within ten
                (10) days of receipt. If the

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                strategy is judged to be inconsistent, it will not be used or will be changed to be consistent with Sprint brand positioning. Pre-production advertising/communications will be reviewed by Sprint for consistency with Sprint brand positioning and personality within ten (10) days of receipt. If the advertising/communications are judged to be inconsistent, it will not be used or will be changed to be consistent with the Sprint brand positioning and personality.

        32. CUSTOMER SERVICE PROGRAM REQUIREMENTS [NEW]. Section 2 of Addendum V is deleted. For clarification purposes, the Customer Service Program Requirements are effective as of the Effective Date of this Addendum VIII, and will not be applied retroactively.

                               SERVICES AGREEMENT

        33. NON-EXCLUSIVE SERVICE [NEW]. Section 1.3 of the Services Agreement is amended and restated in its entirety to read as follows:

                1.3 NON-EXCLUSIVE SERVICES. Nothing contained in this agreement confers upon Manager an exclusive right to any of the Services. Sprint Spectrum may contract with others to provide expertise and services identical or similar to those to be made available or provided to Manager under this agreement.

        34. CHANGES TO ARTICLE 2 [NEW]. Article 2 of the Services Agreement is amended and restated in its entirety to read as follows:

                                           2.   SERVICES

                2.1     SERVICES.

                        2.1.1 SERVICES. Subject to the terms of this agreement, through December 31, 2006, Manager will obtain the services set forth on SCHEDULE 2.1.1 attached to this agreement ("SERVICES") from Sprint Spectrum in accordance with this section 2.1, and Sprint Spectrum will provide all or none of the Services. For purposes of clarification, as of the Effective Date of Addendum VIII through December 31, 2006, Sprint Spectrum is providing all of the Services to Manager and Sprint Spectrum will not provide individual Services.

                        The fees charged for the Services and the process for setting the fees charged for the Services are set forth in section 3.2. Sprint Spectrum may designate additional Services upon at least 60 days' prior written notice to Manager by providing an amended SCHEDULE 2.1.1 to Manager in accordance with the provisions of section 9.1.

                        Without Manager's prior written consent, neither Sprint Spectrum nor any of its Related Parties will require Manager to pay for:

                        (A) any of those additional CCPU Services or CPGA Services to the extent that they are the same as or functionally equivalent to any service or benefit that Manager currently receives from Sprint Spectrum or its Related Parties or Sprint PCS or its Related Parties but for which Manager does not pay a separate fee immediately after the Effective Date, or

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

                        (B) any other additional CCPU Services or CPGA Services through December 31, 2006. After that date the fee for those other additional Services will be included in the fees for CCPU Services and CPGA Services.

                        2.1.2 DISCONTINUANCE OF SERVICES. If Sprint Spectrum determines to no longer offer a Service, then Sprint Spectrum must

                                (i) notify Manager in writing a reasonable time before discontinuing the Service, except Sprint will notify Manager at least 9 months before Sprint plans to discontinue a significant Service (E.G., billing, collection and customer care).

                                (ii)    discontinue the Service to all Other
                        Managers.

        If Manager determines within 90 days after receipt of notice of discontinuance that it wants to continue to receive the Service, Sprint Spectrum will use commercially reasonable efforts to:

                                (a) help Manager provide the Service itself or find another vendor to provide the Service, and

                                (b) facilitate Manager's transition to the new Service provider.

                        The fees charged by Sprint Spectrum for the CCPU Services and CPGA Services will be reduced by any fees payable by Manager to a vendor or new Service provider in respect of discontinued CCPU Services and CPGA Services, if (x) Sprint Spectrum procures such CCPU Services or CPGA Services from a vendor or a new Service provider and bills those items as Settled-Separately Manager Expenses (as defined in subsection 3.2.5 of this agreement), or (y) Manager procures such CCPU Services or CPGA Services from a vendor or a new provider of Services, or (z) Manager self-provisions the Service. No adjustment to the fees will be made if Sprint Spectrum discontinues a CCPU Service or CPGA Service and Sprint Spectrum does not provide the CCPU Service or CPGA Service to end users.

                        2.1.3 PERFORMANCE OF SERVICES. Sprint Spectrum may select the method, location and means of providing the Services. If Sprint Spectrum wishes to use Manager's facilities to provide the Services, Sprint Spectrum must obtain Manager's prior written consent.

                2.2 THIRD PARTY VENDORS. Some of the Services might be provided by third party vendors under arrangements between Sprint Spectrum and the third party vendors. In some instances, Manager may receive Services from a third party vendor under the same terms and conditions that Sprint Spectrum receives those services. In other instances, Manager may receive Services under the terms and conditions set forth in an agreement between Manager and the third party vendor.

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

        35. CHANGES TO ARTICLE 3 [NEW]. Section 14 of Addendum I is deleted. Additionally Article 3 of the Services Agreement is amended and restated in its entirety to read as follows:

                              3.   FEES FOR SERVICES

                3.1 SERVICES. Manager will pay Sprint Spectrum a fee for the Services provided by or on behalf of Sprint Spectrum now or in the future, subject to Section 2.1.1. Manager may not obtain these Services from other sources, except as provided in this agreement.

                        If an accounting classification change has the effect of moving a Service from a CCPU Service or CPGA Service to a Settled-Separately Manager Expense, the fees for the CCPU Services or CPGA Services, as applicable, charged by Sprint Spectrum will be reduced by the fees payable by Manager for the new Settled-Separately Manager Expense.

                3.2     FEES FOR SERVICES.

                        3.2.1 INITIAL PRICING PERIOD. The fees Manager will pay Sprint Spectrum for the CCPU Services and CPGA Services provided to Manager by or on behalf of Sprint Spectrum each month from the Effective Date of Addendum VIII until December 31, 2006 ("INITIAL PRICING PERIOD"), will be:

                        (a) for the CCPU Services:

                                (i) from the Effective Date of Addendum VIII through December 31, 2004, $7.25 per subscriber;

                                (ii) from January 1, 2005 through December 31, 2005, $7.00 per subscriber; and

                                (iii) from January 1, 2006 through December 31, 2006, $6.75 per subscriber;

        each multiplied by the Number of Customers in Manager's Service Area, and

                        (b) for the CPGA Services: $23.00 multiplied by the Gross Customer Additions in Manager's Service Area.

                        The fees will be paid as set forth in section 10 of the Management Agreement.

                        Without limiting in any respect Manager's rights under
        section 1.10 of the Management Agreement to amend the terms in its Management Agreement and Services Agreement as described in that section, given the ongoing negotiation between Sprint PCS and the Other Managers at the time of the signing of this Addendum of the amount of the fees to be charged by Sprint PCS for CCPU Services and CPGA Services, the parties agree that Sprint PCS will reduce the amount of the fees charged by Sprint PCS to Manager for CCPU Services and CPGA Services (without Manager being required to accept any other changes to its Management Agreement or Services Agreement), if, before May 31, 2004, Sprint PCS reaches an agreement with an Other Manager to charge such Other Manager an amount less than the amount of the fees set forth in this Addendum for CCPU Services and CPGA Services, and the other economic conditions or terms applicable to such Other Manager are not changed from the other economic conditions or terms applicable to Manager. Sprint PCS will promptly notify Manager of the modified amounts and the modified amounts for CCPU Services and CPGA Services will apply to Manager as of the Effective Date and Sprint PCS will promptly reimburse or credit Manager for the amount of any overpayment. If economic terms in addition to amounts for CCPU Services and CPGA Services change, Sprint PCS will notify Manager in accordance with section 1.10 of the Management Agreement rather than as described in this paragraph.

                        3.2.2 PRICING PROCESS. The parties will reset the CCPU and CPGA amounts to be applied in each pricing period after the Initial Pricing Period ends. Each subsequent pricing period will last three years (if Manager continues to use Sprint Spectrum or a Related Party to provide these Services) with, for example, the second pricing period beginning on January 1, 2007 and ending on December 31, 2009.

                        The process for resetting the amounts is as follows:

                        (a) Sprint Spectrum will give Manager proposed CCPU and CPGA amounts by October 31 of the calendar year before the calendar year in which the then current pricing period ends (e.g. if the pricing period ends on December 31, 2006 then the amounts have to be presented by October 31, 2005). The proposed amounts will be based on the amount necessary to recover Sprint PCS' reasonable costs for providing the CCPU Services and CPGA Services to Manager and the Other Managers. Manager's representative and the Sprint PCS representative will begin discussions regarding the proposed CCPU and CPGA amounts within 20 days after Manager receives the proposed CCPU and CPGA amounts from Sprint Spectrum.

                        (b) The fee Manager will pay Sprint Spectrum for the CCPU Services provided to Manager by or on behalf of Sprint Spectrum each month beginning on January 1, 2007 until December 31, 2008 under the pricing process described in this section 3.2.2 will not exceed $8.50 per subscriber multiplied by the Number of Customers in Manager's Service Area.

                        (c) If the parties do not agree on new CCPU and CPGA amounts within 30 days after the discussions begin, then Manager may escalate the discussion to the Sprint PCS Chief Financial Officer or Sprint Spectrum may escalate the discussion to Manager's Chief Executive Officer or Chief Financial Officer.

                        (d) If the parties cannot agree on the new CCPU and CPGA amounts through the escalation process within 20 days after the escalation process begins, then

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

        Manager may either

                                (i) submit the determination of the CCPU and CPGA amounts to binding arbitration under section 14.2 of this agreement, excluding the escalation process set forth in section 14.1 and continue obtaining all of the CCPU Services and CPGA Services from Sprint Spectrum at the CCPU and CPGA amounts the arbitrator determines, or

                                (ii) procure from a vendor other than Sprint Spectrum or self-provision all of the Services.

                        By December 1, 2006, the parties will agree on a service level agreement for customer care services and collection services ("CUSTOMER-RELATED SERVICES") that will apply to Customer-Related Services delivered by Sprint Spectrum starting on January 1, 2007. If the parties cannot agree on a service level agreement by December 1, 2006, either party may submit a proposed service level agreement to binding arbitration under section 14.2 of the Management Agreement, excluding the escalation process set forth in section 14.1. If the arbitration concludes after January 1, 2007 the service level agreement, as agreed upon through the arbitration process, will be effective as of January 1, 2007. The agreement will set forth 5 metrics for Customer-Related Services and will provide that Sprint Spectrum will use commercially reasonable efforts to meet the industry averages for those metrics as in effect on December 1, 2006. The 5 metrics are:

        (a) Service Grade Rate defined as percentage of calls answered in 60 seconds or less after the customer enters the call queue.

        (b) Average Hold Time defined as average time a customer waits to talk to a customer service representative once the customer enters the call queue.

        (c) Abandoned Call Rate defined as the percentage of calls that disconnect prior to talking to a customer service representative after the customer enters the call queue.

        (d) Net Write-Offs Rate defined as monthly write-offs of accounts receivable, net of customer deposits, divided by monthly subscriber revenue.

        (e) Past-Due Accounts Receivable Aging Rates defined as percentage of accounts receivable greater than 60 days from due date.

                        The service level agreement will provide that Sprint Spectrum will give Manager a quarterly report on the above metrics. Beginning in 2008, Manager will have the right to opt out of Sprint Spectrum providing the Customer Related Services if the average of the metrics reflected in the four quarterly reports for the prior calendar year indicate that Sprint Spectrum is not in compliance with any 2 of the 5 metrics. To exercise the opt-out right, Manager must give its opt-out notice to Sprint Spectrum during the first quarter of any calendar year that Manager has an opt-out right. Upon receipt of an opt-out notice, Manager and Sprint Spectrum will use commercially reasonable efforts to transition the Customer-Related Services to Manager or a third party vendor within 9 months after the opt-out notice date. Upon the parties' completion of the transition, the parties will agree to an adjustment to the CCPU Service Fee being charged by Sprint Spectrum to Manager. If the parties cannot agree to an adjustment, Manager has the right to submit the determination to binding arbitration under section
        14.2 of the Management Agreement, excluding the escalation process set forth in section 14.1, and continue obtaining all the CPGA Services and remaining CCPU services from Sprint Spectrum. Manager will reimburse Sprint Spectrum for transition and continuing operation costs in accordance with Section 3.2.4.

                        Manager's opt-out right described above is its sole remedy if Sprint Spectrum is not in compliance with the metrics; Sprint Spectrum's non-compliance with the metrics does not constitute a breach of this agreement or any other agreement between the parties.

                        Manager has the right to propose to Sprint Spectrum that Manager self-provision or procure from a vendor some, but not all, of the Services. Sprint Spectrum will discuss the proposal with Manager, but Manager can only self-provision or procure from a vendor some of the Services if Sprint Spectrum agrees.

                        Manager will begin paying Sprint Spectrum under the CCPU and CPGA amounts that Sprint Spectrum presents for discussion at the beginning of the new pricing period until the date on which the parties agree or until the arbitrator determines the new CCPU and CPGA amounts, whichever occurs first. Within 30 days after the amounts are determined (either by agreement or by arbitration), Sprint PCS will recalculate the fees from the beginning of the new pricing period and give notice to Manager of what the fees are and the amount of any adjusting payments required. If Sprint PCS owes Manager a refund of fees already paid, Sprint PCS may pay the amount to Manager or Sprint PCS, in its sole discretion, may credit the amount of the refund against any amounts Manager then owes to Sprint PCS. If Sprint PCS chooses to pay the refund, it will make the payment at the time it sends the notice to Manager; If Sprint PCS chooses to credit the refund, it will in the notice indicate the amounts owing to which the credit will be applied. If Manager owes Sprint PCS additional fees Manager will pay those fees to Sprint PCS within 10 days after receipt of the notice.

                        3.2.3 SPRINT SPECTRUM FIRST RIGHT OF REFUSAL. Manager must give Sprint Spectrum written notice of Manager's decision to procure the Services from a third party vendor the Services at least 120 days before the end of the Initial Pricing Period or any subsequent three-year pricing period and provide the third party vendor terms to Sprint Spectrum. Sprint Spectrum will have 30 days from the date it receives the third party vendor's terms to decide if it will provide those Services to Manager under those terms.

                        Manager must agree to receive the Services from Sprint Spectrum if Sprint Spectrum gives notice to Manager that it will provide the Services to Manager on the third party vendor terms. If Sprint Spectrum does not exercise its first right of refusal, Manager must sign the agreement with the third party vendor on the same terms and conditions as presented to Sprint Spectrum within 10 Business Days after Sprint Spectrum notifies Manager of its decision not to exercise the first right of refusal or the expiration of the 30-day period, whichever occurs first. The procedure set forth in this

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

        section 3.2.3 will begin again if Manager does not sign the agreement with the third party vendor as required in the preceding sentence.

                        3.2.4 TRANSITION AND CONTINUING OPERATING COSTS. Sprint Spectrum will cooperate with Manager and work diligently and in good faith to implement the transition to another service provider (including Manager, if applicable), in a reasonably efficient and expeditious manner.

                        Manager will pay for all reasonable out-of-pocket costs that Sprint Spectrum and its Related Parties actually incur to (i) transfer any Service(s) provided to Manager to a third party vendor or to enable Manager to self-provide any Service(s), and (ii) operate and maintain systems, processes, licenses and equipment to support those Services. Sprint Spectrum will bill Manager monthly for these costs.

                        3.2.5 SETTLED-SEPARATELY MANAGER EXPENSES. Manager will pay to or reimburse Sprint Spectrum for any amounts that Sprint Spectrum or its Related Parties pays for Settled-Separately Manager Expenses. "SETTLED-SEPARATELY MANAGER EXPENSES" means those items the parties choose to settle separately between themselves (e.g. accessory margins, reciprocal retail store cost recovery) that are listed in sections C and D of SCHEDULE 2.1.1.

                        Sprint Spectrum will give Manager at least 60 days' prior written notice by providing an amended SCHEDULE 2.1.1 to Manager in accordance with the provisions of section 9.1 of any additional Services added to sections C and D of SCHEDULE 2.1.1, but no additional service may be added to the extent it is the same as, or functionally equivalent to, either:

                                (a) any service that Sprint Spectrum or any of its Related Parties currently provides to Manager as a CCPU Service or a CPGA Service (unless the fees payable by Manager to Sprint Spectrum hereunder are correspondingly reduced) or

                                (b)     any service or benefit that Manager
                currently receives from Sprint Spectrum or its Related Parties but for which Manager does not pay a separate fee before the Effective Date.

                        For each Settled-Separately Manager Expense, Sprint Spectrum will provide sufficient detail to enable Manager to determine how the expense was calculated, including the unit of measurement (E.G., per subscriber per month or per call) and the record of the occurrences generating the expense (E.G., the number of calls attributable to the expense). If an expense is not reasonably subject to occurrence level detail, Sprint Spectrum will provide reasonable detail on the process used to calculate the fee and the process must be reasonable. A detail or process is reasonable if it is substantially in the form as is customarily used in the wireless industry. The Settled-Separately Manager Expenses will be paid as set forth in section 10 of the Management Agreement. Sprint Spectrum and its Related Parties may arrange for Manager to pay any of the Settled-

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

        Separately Manager Expenses directly to the vendor after giving Manager reasonable notice.

                        Unless Manager specifically agrees otherwise, any Settled-Separately Manager Expense that Sprint Spectrum or any of its Related Parties is entitled to charge or pass through to Manager under this agreement or the Management Agreement will reflect solely out-of-pocket costs and expenses that Sprint Spectrum or its Related Parties actually incur, will be usage-based or directly related to revenue-generating products and services, and will not include any allocation of Sprint PCS' or its Related Parties' internal costs or expenses (including, but not limited to, allocations of general and administrative expenses or allocations of employee compensation or related expenses). For clarity, Sprint Spectrum's or its Related Parties' out-of-pocket costs for handset and accessory inventory consist of actual inventory invoice costs less any volume incentive rebates and price protection credits that Sprint Spectrum or its Related Parties receive from a vendor.

                3.3 LATE PAYMENTS. Any payment due under this section 3 that Manager fails to pay to Sprint Spectrum in accordance with this agreement will bear interest at the Default Rate beginning (and including) the 6th day after the due date stated on the invoice until (and including) the date on which the payment is made.

                3.4 TAXES. Manager will pay or reimburse Sprint Spectrum for any sales, use, gross receipts or similar tax, administrative fee, telecommunications fee or surcharge for taxes or fees that a governmental authority levies on the fees and charges that Manager pays to Sprint Spectrum or a Related Party.

        36. AUDIT [NEW]. Section 5.1.2 of the Services Agreement is amended and restated in its entirety to read as follows:

                5.1.2 AUDITS. On reasonable advance notice by one party, the other party must provide its independent or internal auditors access to its appropriate financial and operating records, including, without limitation, vendor and distribution agreements, for purposes of auditing the amount of fees (including the appropriateness of items included in Settled-Separately Manager Expenses), costs, expenses (including operating metrics referred to in this agreement and the Services Agreement relating to or used in the determination of Inter Service Area Fees, Reseller Customer Fees, CCPU Services or CPGA Services) or other charges payable in connection with the Service Area for the period audited. The party that requested the audit may decide if the audit is conducted by the other party's independent or internal auditors. Manager and Sprint Spectrum may each request no more than one audit per year.

                        (a) If the audit shows that Sprint Spectrum was underpaid then, unless the amount is contested, Manager will pay to Sprint Spectrum the amount of the underpayment within 10 Business Days after Sprint Spectrum gives Manager written notice of the underpayment determination.

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

                        (b) If the audit determines that Sprint Spectrum was overpaid then, unless the amount is contested, Sprint Spectrum will pay to Manager the amount of the overpayment within 10 Business Days after Manager gives Sprint Spectrum written notice of the overpayment determination.

                The auditing party will pay all costs and expenses related to the audit unless the amount owed to the audited party is reduced by more than 10% or the amount owed by the audited party is increased by more than 10%, in which case the audited party will pay the costs and expenses related to the audit.

                If either party disputes the auditor's conclusion then the dispute will be submitted to binding arbitration in accordance with section 14.2 of the Management Agreement, excluding the escalation process set forth in section 14.1 of the Management Agreement.

                Sprint PCS will provide a Type II Report to Manager twice annually. If Manager, on the advice of its independent auditors or its legal counsel, determines that a statute, regulation, rule, judicial decision or interpretation, or audit or accounting rule, policy or literature published by the accounting or auditing profession or other authoritative rule making body (such as the Securities and Exchange Commission, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board) requires additional assurances beyond SAS 70, then Sprint Spectrum will cooperate with Manager to provide the additional assurances. Sprint Spectrum's independent auditors will prepare any Type II Report or Manager Management Report provided under this section 5.1.2 and will provide an opinion on the controls placed in operation and tests of operating effectiveness of those controls in effect at Sprint PCS over Manager Management Processes.

        37. NOTICES [NEW AND ADDM IV, SECTION5]. Section 9.1 of the Services Agreement is amended and restated in its entirety to read as follows:

                9.1 NOTICES. Any notice, payment, invoice, demand or communication required or permitted to be given by any provision of this agreement must be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested), sent by hand or overnight courier, charges prepaid or sent by facsimile or email (in either instance with acknowledgement or read receipt received), and addressed as described in section 17.1(b) of the Management Agreement, or to any other address or number as the person or entity may from time to time specify by written notice to the other parties.

                The subject line of any email notice that purports to add any additional service to SCHEDULE 2.1.1 must read "Additional Service to
        Schedule 2.1.1". The new SCHEDULE 2.1.1 must also be attached to the email, and notice will also be provided to those individuals listed for notices for Manager regarding Program Requirement Changes set forth in section 17.1(b) of the Management Agreement.

                Any notice, demand or communication intended to be notice of a breach of an agreement or notice of an Event of Termination must clearly indicate that intent, state the

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        section(s) of the agreements allegedly breached, and in addition to any other form of notice it must be mailed or sent by overnight courier in the manner described in the first paragraph of this section 9.1.

                Manager will promptly give Sprint PCS a copy of any notice Manager receives from the Administrative Agent or any Lender, and a copy of any notice Manager gives to the Administrative Agent or any Lender. Sprint PCS will promptly give Manager a copy of any notice that Sprint PCS receives from the Administrative Agent or any Lender and a copy of any notice that Sprint PCS gives to the Administrative Agent or any Lender.

                All notices and other communications given to a party in accordance with the provisions of this agreement will be deemed to have been given when received.

        38. ENTIRE AGREEMENT; AMENDMENTS [NEW]. Section 9.6 of the Services Agreement is amended and restated in its entirety to read as follows:

                9.6 ENTIRE AGREEMENT; AMENDMENTS. The provisions of this agreement and the Management Agreement including the exhibits to those agreements set forth the entire agreement and understanding between the parties as to the subject matter of this agreement and supersede all prior agreements, oral or written, and other communications between the parties relating to the subject matter of this agreement. Except for Sprint Spectrum's right to add additional Services to SCHEDULE 2.1.1 subject to the provisions of section 2.1.1 and section 3.2.5, this agreement may be modified or amended only by a written amendment signed by the persons or entities authorized to bind each party.

        39. FORCE MAJEURE [NEW]. The second paragraph of section 9.8 of the Services Agreement is amended and restated in its entirety to read as follows:

                Neither Manager nor Sprint Spectrum, as the case may be, is in breach of any covenant in this agreement and no Event of Termination will occur as a result of the failure of such party to comply with any covenant, if the party's non-compliance with the covenant results primarily from:

                                (i) any FCC order or any other injunction that any governmental authority issues that impedes the party's ability to comply with the covenant,

                                (ii)    the failure of any governmental
                        authority to grant any consent, approval, waiver or authorization or any delay on the part of any governmental authority in granting any consent, approval, waiver or authorization,

                                (iii) the failure of any vendor to deliver in a timely manner any equipment or service, or

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                                (iv)    any act of God, act of war or
                        insurrection, riot, fire, accident, explosion, labor unrest, strike, civil unrest, work stoppage, condemnation or any similar cause or event not reasonably within the control of the party.

        40. GOVERNING LAW, JURISDICTION AND CONSENT TO SERVICE OF PROCESS. [NEW]. Section 9.11 of the Services Agreement is replaced with the following language:

                9.11    GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS.

                        9.11.1 GOVERNING LAW. The internal laws of the State of Kansas (without regard to principles of conflicts of law) govern the validity of this agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

                        9.11.2  JURISDICTION; CONSENT TO SERVICE OF PROCESS.

                                (a)     Each party hereby irrevocably and
                unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Kansas State court sitting in the County of Johnson or any Federal court of the United States of America sitting in the District of Kansas, and any appellate court from any such court, in any suit action or proceeding arising out of or relating to this agreement, or for recognition or enforcement of any judgment, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such Kansas State Court or, to the extent permitted by law, in such Federal court.

                                (b)     Each party hereby irrevocably and
                unconditionally waives, to the fullest extent it may legally do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement in Kansas State court sitting in the County of Johnson or any Federal court sitting in the District of Kansas. Each party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

                                (c)     Each party irrevocably consents to
                service of process in the manner provided for the giving of notices pursuant to this agreement, PROVIDED that such service shall be deemed to have been given only when actually received by such party. Nothing in this agreement shall affect the right of a party to serve process in another manner permitted by law.

                          TRADEMARK LICENSE AGREEMENTS

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        41.     NOTICES [NEW]. Section 15.1 of each of the Trademark License
Agreements is amended and restated in its entirety to read as follows:

                Section 15.1. NOTICES. Any notice, payment, invoice, demand or communication required or permitted to be given by any provision of this agreement must be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested), sent by hand or overnight courier, or sent by facsimile (with acknowledgment received), charges prepaid and addressed as described in section 17.1(b) of the Management Agreement, or to any other address or number as the person or entity may from time to time specify by written notice to the other parties.

                Any notice, demand or communication intended to be notice of a breach of an agreement or notice of an Event of Termination must clearly indicate that intent, state the section(s) of the agreements allegedly breached, and be mailed or sent by overnight courier in the manner described in the preceding paragraph.

                Licensee will promptly give Licensor a copy of any notice Licensee receives from any Administrative Agent or any Lender, and a copy of any notice Licensee gives to any Administrative Agent or any Lender. Licensor will promptly give Licensee a copy of any notice that Licensor receives from the Administrative Agent or any Lender and a copy of any notice that Licensor gives to the Administrative Agent or any Lender.

                All notices and other communications given to a party in accordance with the provisions of this agreement will be deemed to have been given when received.

        42. GOVERNING LAW [NEW]. Section 15.8 of each of the Trademark License Agreements is replaced by the following language:


                15.8 GOVERNING LAW. The internal laws of the State of Kansas (without regard to principles of conflicts of law) govern the validity of this agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

        43. JURISDICTION [NEW]. Section 15.13 of each of the Trademark License Agreements is replaced by the following language:

                15.13   JURISDICTION; CONSENT TO SERVICE OF PROCESS.

                        (a)     Each party hereby irrevocably and
        unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Kansas State court sitting in the County of Johnson or any Federal court of the United States of America sitting in the District of Kansas, and any appellate court from any such court, in any suit action or proceeding arising out of or relating to this agreement, or for recognition or enforcement of any judgment, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such Kansas State Court or, to the extent permitted by law, in such Federal court.

                        (b)     Each party hereby irrevocably and
        unconditionally waives, to the fullest extent it may legally do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement in Kansas State court sitting in the County of Johnson or any Federal court sitting in the District of Kansas. Each party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

                        (c) Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this agreement, PROVIDED that such service shall be deemed to have been given only when actually received by such party. Nothing in this agreement shall affect the right of a party to serve process in another manner permitted by law.

                             SCHEDULE OF DEFINITIONS

        44. DELETED DEFINITIONS [ADDM I, SECTION2 AND NEW]. The definition of "Available Services" is deleted.

        45. ADDITIONAL, AMENDED OR SUPPLEMENTED DEFINITIONS [NEW]. The following are new or amended definitions, unless otherwise indicated.

                "ALLOCABLE SOFTWARE FEE" has the meaning set forth in section 1.3.4(e) of the Management Agreement.

                "ALLOCATED WRITE-OFFS" has the meaning set forth in section
        10.3.4 of the Management Agreement.

                "AMOUNT BILLED (NET OF CUSTOMER CREDITS)" has the meaning set forth in section 10.3.3 of the Management Agreement.

                "AWAY NETWORK" means:

                                (i) any portion of the Sprint PCS Network other than Manager's Service Area Network, in the case of Customers with an NPA-NXX assigned to the Service Area (or any other such designation in accordance with section 17.17 of the Management Agreement), and

                                (ii) Manager's Service Area Network, in the case of Customers with an NPA-NXX assigned to an area outside the Service Area (or any other such designation in accordance with section 17.17 of the Management Agreement).

                "BILLED COMPONENT(s)" has the meaning set forth in section
        10.3.2 of the Management Agreement.

                "BILLED MONTH" has the meaning set forth in section 10.2.1 of the Management Agreement.

                "BILLED REVENUE" has the meaning set forth in section 10.2.1 of the Management Agreement.

                "CAPITAL PROGRAM REQUIREMENT CHANGE" has the meaning set forth in section 9.3.1(b) of the Management Agreement.

                "CCPU SERVICES" means those Services listed in section A of
        Schedule 2.1.1 to the Services Agreement.

                "CHIEF FINANCIAL OFFICER OF SPRINT PCS", "SPRINT PCS CHIEF FINANCIAL OFFICER" and other references to the Chief Financial Officer of Sprint PCS mean the Senior Vice President - Finance of Sprint Corporation designated to serve as the chief financial officer of Sprint PCS or if none, the individual serving in that capacity.

                "CPGA SERVICES" means those Services listed in section B of
        Schedule 2.1.1 to the Services Agreement.

                "CSA" has the meaning set forth in section 10.2.1 of the Management Agreement.

                "CUSTOMER" means any customer, except Reseller Customers or customers of third parties for which Manager provides solely switching services, who purchases Sprint PCS Products and Services, regardless of where their NPA-NXX is assigned.

                "CUSTOMER CREDITS" has the meaning set forth in section 10.2.1 of the Management Agreement.

                "CUSTOMER EQUIPMENT CHARGES" has the meaning set forth in
        section 10.3.2.5 of the Management Agreement.

                "CUSTOMER EQUIPMENT CREDITS" has the meaning set forth in
        section 10.3.2.2 of the Management Agreement.

                "CUSTOMER-RELATED SERVICES" has the meaning set forth in section
        3.2.2 of the Services Agreement.

                "CUSTOMER TAXES" means the amounts that Sprint PCS bills to Manager Accounts for taxes, including, without limitation, federal, state, and local sales, use, gross and excise tax.

                "EFFECTIVE DATE" has the meaning set forth in the preamble of this Addendum.

                "ENTERPRISE VALUE" means either:

                (i) if Manager has issued publicly-traded equity, the combined book value of an entity's outstanding debt and preferred stock less cash plus the fair market value of each class of its publicly-traded equity other than any publicly-traded preferred stock. For the purposes of this definition, the fair market value of a class of an entity's publicly-traded equity (other than publicly-traded preferred stock) is equal to the product of:

                                (A)     the number of issued and outstanding
                        shares of the class of publicly-traded equity as of the date of determination, times

                                (B) the applicable average closing price (or average closing bid, if traded on the over-the-counter market) per share of the class of publicly-traded equity over the 21 consecutive trading days immediately preceding the date of determination; or

                (ii) if Manager has not issued publicly-traded equity, the combined book value of an entity's outstanding debt and equity less cash.

                "E911 PHASE I SURCHARGES" means all costs related to Phase I E911 functionality.

                "E911 PHASE II SURCHARGES" has the meaning set forth in section
        10.3.2.6 of the Management Agreement.

                "ETC" has the meaning set forth in section 10.6.1 of the Management Agreement.

                "EXISTING RESALE AGREEMENTS" has the meaning set forth in
        section 10.4.1.1 of the Management Agreement.

                "FEE BASED ON BILLED REVENUE" has the meaning set forth in section 10.2.1 of the Management Agreement.

                "GROSS CUSTOMER ADDITIONS IN MANAGER'S SERVICE AREA" means the average number of Customers activated (without taking into consideration the number of Customers lost) during the previous month with an NPA-NXX assigned to the Service Area as reported in Sprint PCS' most recent monthly KPI report.

                "INITIAL 3G DATA FEE PERIOD" has the meaning set forth in
        section 10.4.1.3(a) of the Management Agreement.

                "INITIAL PRICING PERIOD" has the meaning set forth in section
        3.2.1 of the Services Agreement.

                "INTER SERVICE AREA FEE" has the meaning set forth in section
        4.3 of the Management Agreement.

                "INVESTMENT BANKER" has the meaning set forth in section 9.3.2 of the Management Agreement.

                "MACKINAC BTAS" has the meaning set forth in section 2.1 of the Management Agreement.

                "MACKINAC BUILD-OUT" has the meaning set forth in section 2.1 of the Management Agreement.

                "MANAGER ACCOUNTS" has the meaning set forth in section 10.2.1 of the Management Agreement.

                "MANAGER MANAGEMENT PROCESS" has the meaning set forth in
        section 12.1.2 of the Management Agreement.

                "MANAGER MANAGEMENT REPORT" has the meaning set forth in section
        12.1.2 of the Management Agreement.

                "NET BILLED REVENUE" has the meaning set forth in section 10.2.1 of the Management Agreement.

                "NET SOFTWARE COST" means the amount paid by Sprint PCS to the vendor directly associated with the Software used by Manager in the Service Area for which Manager is not obligated to pay the Software vendor directly, net of any discounts or rebates and excluding any mark-up by Sprint PCS for administrative or other fees, and is limited to that proportionate amount attributable to Manager.

                "NEW COVERAGE" means the build-out in the Service Area that is in addition to the build-out required under the then-existing Build-out Plan, which build-out Sprint PCS or Manager decides should be built-out.

                "NPA-NXX" means NPA-NXX or an equivalent identifier, such as a network access identifier (NAI).

                "NON-CAPITAL PROGRAM REQUIREMENT CHANGE" has the meaning set forth in section 9.3.1(a) of the Management Agreement.

                "NUMBER OF CUSTOMERS IN MANAGER'S SERVICE AREA" means the average number of Customers with NPA-NXXs assigned to the Service Area reported in Sprint PCS' most recent monthly KPI report.

                "OUTBOUND ROAMING FEES" means the amounts that Sprint PCS or its Related Parties bills to Manager Accounts for calls placed on a non-Sprint PCS Network.

                "OVERALL CHANGES" has the meaning set forth in section 1.10(a) of the Management Agreement.

                "PROGRAM REQUIREMENT CHANGE" means a change in a Program Requirement issued by Sprint PCS in accordance with section 9.2 of the Management Agreement.

                "RESELLER CUSTOMER" means customers of companies or organizations with a Private Label PCS Services or similar resale agreement with Sprint PCS or Manager.

                "RESELLER CUSTOMER FEES" has the meaning set forth in section
        10.4.1.1 of the Management Agreement.

                "SCCLP" has the meaning set forth in section 3.4.2(b) of the Management Agreement.

                "SERVICES" has the meaning set forth in section 2.1.1 of the Services Agreement.

                "SELECTED SERVICES" means Services.

                "SERVICE AREA NETWORK" means the network that is directly required for the provision of telecommunications services to Customers and is managed by Manager under the Management Agreement in the Service Area under the License.

                "SETTLED-SEPARATELY MANAGER EXPENSES" has the meaning set forth in section 3.2.5 of the Services Agreement.

                "SOFTWARE" means only that software and software features currently existing or developed in the future that are used in connection with telecommunications equipment owned or leased by Manager in Manager's provisioning of wireless services in the Service Area and includes, without limitation, software maintenance, updates, improvements, upgrades and modifications. "Software" expressly excludes:

                                (i) software "rights to use" licenses to the extent paid to the licensor directly by Manager, and

                                (ii) software operating Sprint PCS' national platforms, billing system platforms, customer service platforms and like applications.

                "SOFTWARE FEES" means costs associated (including applicable license fees) with procuring software, software maintenance, software upgrades and other software costs needed to provide uniform and consistent operation of the wireless systems within the Sprint PCS Network.

                "SPRINT PCS" means any or all of the following Related Parties who are License holders or signatories to the Management Agreement:
        Sprint Spectrum L.P., a Delaware limited partnership, WirelessCo, L.P., a Delaware limited partnership, SprintCom, Inc., a Kansas corporation, PhillieCo Partners I, L.P., a Delaware limited partnership, PhillieCo, L.P., a Delaware limited partnership, Sprint Telephony PCS, L.P., a Delaware limited partnership, Sprint PCS License, L.L.C., a Delaware limited liability company, American PCS Communications, LLC, a Delaware limited liability company, and APC PCS, LLC, a Delaware limited liability company. Any reference in the Management Agreement or Services Agreement to Cox Communications PCS, L.P., a Delaware limited partnership, or Cox PCS License, L.L.C., a Delaware limited liability company, is changed to Sprint Telephony PCS, L.P., a Delaware limited partnership, or Sprint PCS License, L.L.C., a Delaware limited liability company, respectively, to reflect name changes filed with the Delaware Secretary of State in 2002.

                "SPRINT PCS ARPU" means the average revenue per user publicly announced by Sprint PCS or its Related Parties for the most recent calendar year. Sprint PCS ARPU is generally calculated by dividing wireless service revenues by average wireless subscribers.

                "SPRINT PCS RETAIL YIELD FOR VOICE AND 2G DATA USAGE" means the quotient calculated by dividing (a) Sprint PCS ARPU less the 3G data component in the Sprint PCS ARPU by (b) the reported minutes of use per subscriber for the calendar year for which the Sprint PCS ARPU was calculated.

                "SPRINT PCS RETAIL YIELD FOR 3G DATA USAGE" means the quotient calculated by dividing (a) the 3G data component in the Sprint PCS ARPU by (b) the kilobytes of use for 3G data usage per subscriber for the calendar year for which the Sprint PCS ARPU was calculated.

                "SUBSIDY FUNDS" has the meaning set forth in section 10.6.1 of the Management Agreement.

                "3M-POPS MANAGER" means any Other Manager whose ultimate parent entity (as defined by the Hart-Scott-Rodino Antitrust Improvements Act of 1976) controls entities with 3 million or more covered pops.

                "TRANSITION DATE" has the meaning set forth in section 10.12.3 of the Management Agreement.

                "TYPE II REPORT" has the meaning set forth in section 12.1.2 of the Management Agreement.

                "ULTIMATE PARENT" has the meaning set forth in the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                "USF CHARGES" has the meaning set forth in section 10.3.2.7 of the Management Agreement.

                "VENDOR SOFTWARE" has the meaning set forth in section 1.3.4(b) of the Management Agreement.

                "WIRELESS MOBILITY COMMUNICATIONS NETWORK" means a radio communications system operating in the 1900 MHz spectrum range under the rules designated as Subpart E of Part 24 of the FCC's rules.

                "WLNP SURCHARGES" has the meaning set forth in section 10.2.4 of the Management Agreement.

                "WRITE-OFFS" has the meaning set forth in section 10.3.1 of the Management Agreement.

                "YEAR 2000 COMPLIANCE" has the meaning set forth in section
        17.29 of the Management Agreement.

B.      CROSS-REFERENCES TO OTHER PARAGRAPHS IN PREVIOUS ADDENDA.

                Listed below are those paragraphs in the previous addenda that are interpretations or applications of the Management Agreement, the Services Agreement, the Trademark License Agreements or the Schedule of Definitions and that are not listed above. These serve as cross-references to facilitate finding provisions in the previous addenda. The number shown at the beginning of each item is the paragraph reference in the designated Addendum.

        ADDENDUM II

                1       Use of Loan Proceeds
                2       Consent and Agreement Not Assignable
                3       Notices
                4       No Default Under Credit Agreement or Management
                        Agreement
                5       No Known Breach Under Management Agreement

        ADDENDUM III

                1       Expansion of Service Area
                3       Build-out Plan
                4       Purchase of Assets
                5       Manager's Option
                6       Fixed Wireless Local Loop
                7       Build-Out of Des Moines and Omaha
                8       Expedite Fees
                14      Additional Terms and Provisions

        ADDENDUM IV

                1       Confirmation of Restructuring and Assumption of Sprint
                        Agreements
                2       Use of Loan Proceeds
                3       Financing
                4       Consent and Agreement Not Assignable
                6       No Default Under Credit Agreement or Management
                        Agreement
                7       No Known Breach Under Management Agreement
                9       Counterparts

        ADDENDUM V

                3       Counterparts

        ADDENDUM VI

                2       Subscribers
                3       Counterparts

        ADDENDUM VII (All are related to spectrum swap)

                1       Change in Spectrum Range
                2       Build-out Schedule
                3       Microwave Relocation
                4       Disaggregation
                5       Consideration
                6       Expenses
                7       Right to Terminate
                8       Counterparts

        C.      OTHER PROVISIONS.

        1. MANAGER AND SPRINT PCS' REPRESENTATIONS. Manager and Sprint PCS each represents and warrants that its respective execution, delivery and performance of its obligations described in this Addendum have been duly authorized by proper action of its governing body and do not and will not violate any material agreements to which it is a party. Each of Manager and Sprint PCS also represents and warrants that there are no legal or other claims, actions, counterclaims, proceedings or suits, at law or in arbitration or equity, pending or, to its knowledge, threatened against it, its Related Parties, officers or directors that question or may affect the validity of this Addendum, the execution and performance of the transactions contemplated by this Addendum or that party's right or obligation to consummate the transactions contemplated by this Addendum.

        2. REAFFIRMATION OF SPRINT AGREEMENTS. Each of the undersigned reaffirms in their entirety the Management Agreement, the Services Agreement and the Trademark License Agreements, together with their respective rights and obligations under those agreements.

        3. COUNTERPARTS. This Addendum may be executed in one or more counterparts, including facsimile counterparts, and each executed counterpart will have the same force and effect as an original instrument as if the parties to the aggregate counterparts had signed the same instrument.


            [THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY.]

                The parties have caused this Addendum VIII to be executed as of the date first above written.


                             SPRINT SPECTRUM L.P.


                             By: /s/ David Bottoms
                                 -----------------
                                 Name: David Bottoms
                                 Title: Vice President


                             SPRINTCOM, INC.


                             By: /s/ David Bottoms
                                 -----------------
                                 Name: David Bottoms
                                 Title: Vice President


                             WIRELESSCO, L.P.


                             By: /s/ David Bottoms
                                 -----------------
                                 Name: David Bottoms
                                 Title: Vice President


                             SPRINT COMMUNICATIONS COMPANY L.P.


                             By: /s/ William K. White
                                 --------------------
                                 Name: William K. White
                                 Title: Vice President


                             IPCS WIRELESS, INC.


                             By: /s/ Timothy M. Yager
                                 --------------------
                                 Name: Timothy M. Yager
                                 Title: Chief Restructuring Officer

                                    EXHIBIT A

iPCS, INC. and iPCS WIRELESS, INC. v. SPRINT CORPORATION, SPRINT SPECTRUM L.P., WIRELESSCO, L.P. and SPRINTCOM, INC., Adversary Proceedings No. 03-6063, which has been consolidated with litigation between the Committee and the Sprint Parties entitled OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF iPCS, INC., iPCS WIRELESS, INC. AND iPCS EQUIPMENT, INC. v. SPRINT CORPORATION, SPRINT SPECTRUM, L.P. and SPRINTCOM, INC., Adversary Proceedings No. 03-6464, and litigation between Toronto Dominion (Texas), Inc. and the Sprint Parties entitled TORONTO DOMINION (TEXAS), INC. v. SPRINTCOM, INC., SPRINT COMMUNICATIONS COMPANY L.P., SPRINT SPECTRUM L.P. and WIRELESSCO, L.P., Adversary Proceedings No. 04-9021, pending as consolidated adversary proceedings in the United States Bankruptcy Court, Northern District of Georgia, Atlanta Division.

                                  EXHIBIT 10.3

100% AFFILIATE RETAINED AMOUNTS

     Roaming Revenue
     International Roaming Credits
     Affiliate Equip Sale On Acct


100% SPRINT PCS RETAINED AMOUNTS

     Accrued Sales Taxes
     Accrued Federal Excise Taxes
     Collected Insurance

                                    EXHIBIT 1

                  ILLUSTRATIVE CALCULATION FOR CASH SETTLEMENT

CASH SIMPLIFICATION
ILLUSTRATIVE ONLY

                                                                          MONTHLY
                                                               ----------------------------
WRITE-OFFS                                                     $      1,235

BILLED REVENUE                                                 $     10,350
CUSTOMER CREDITS                                                       (970)
                                                               ------------
NET BILLED REVENUE                                             $      9,380            82.5%
CUSTOMER EQUIPMENT CREDITS                                              (66)           -0.6%
100% AFFILIATE RETAINED AMOUNTS                                         235             2.1%
100% SPRINT PCS RETAINED AMOUNTS                                      1,479            13.0%
CUSTOMER EQUIPMENT CHARGES                                              175             1.5%
E911 SURCHARGES                                                          65             0.6%
WIRELESS LOCAL NUMBER PORTABILITY CHARGES                                26             0.2%
USF CHARGES                                                              74             0.7%
                                                               ----------------------------
AMOUNT BILLED (NET OF CUSTOMER CREDITS)                        $     11,368           100.0%

FEE CALCULATION

NET BILLED REVENUE                                             $      9,380
ALLOCATED WRITE-OFF                                                  (1,019)
                                                               ------------
                                                               $      8,361
                                                                         92%
                                                               ------------
FEE BASED ON BILLED REVENUE                                    $      7,692

100% AFFILIATE RETAINED AMOUNTS                                $        235
  ALLOCATED WRITE-OFF                                                   (26)
PHASE II E911 SURCHARGES                                                 53
  ALLOCATED WRITE-OFF                                                    (6)
WIRELESS LOCAL NUMBER PORTABILITY CHARGES                                 2

  ALLOCATED WRITE-OFF                                                    (0)
CUSTOMER EQUIPMENT CREDITS                                              (66)
  ALLOCATED WRITE-OFF                                                     7
WRITE-OFF FOR CUSTOMER EQUIPMENT CHARGES                                (19)
                                                               ------------
                                                               $        180

TOTAL                                                          $      7,872

                                  SCHEDULE 1.7

                                    FINANCING

RESTRUCTURING FINANCING

        Subject to the confirmation of the plan of reorganization and effective upon its approval, the capital structure of iPCS, Inc will be as follows:

        NEW SENIOR UNSECURED NOTES:

        iPCS Escrow Company, a to be formed wholly owned subsidiary of iPCS, Inc., will issue new senior unsecured notes in a Rule 144A offering providing net proceeds of at least $135,000,000.

        EQUITY:

        Unsecured creditors of iPCS, Inc. and the Manager (other than Sprint PCS, but including the existing holders of the $300,000,000 aggregate principal amount of 14% senior discount notes issued by iPCS, Inc.) will agree to release all of their claims in exchange for a pro rata share (based on their percentage of all unsecured claims) of the common equity in the reorganized iPCS, Inc.

                                   EXHIBIT 2.1

                        Amended and Restated Exhibit 2.1
                                 March 24, 2004

TO BE HARD LAUNCHED BY DECEMBER 1999

BTA 46 Bloomington, IL
Coverage of cities of Bloomington, Lincoln, and Pontiac. I-55 coverage from Springfield BTA to Chicago BTA.

BTA 86 Clinton-Sterling, IA/IL
Coverage of city of Sterling. I-88 coverage from Davenport-Moline BTA to Chicago BTA.

BTA 105 Davenport-Moline, IA/IL
Coverage of "Quad Cities" metro area. I-80 coverage from Cedar Rapids BTA to LaSalle-Peru-Ottawa- Streator BTA.

BTA 161 Galesburg, IL
Coverage of city of Galesburg. I-74 from Davenport-Moline BTA to Peoria BTA.

BTA 213 Jacksonville, IL
Coverage of city of Jacksonville. I-72 from Jacksonville to Springfield BTA.

BTA 243 LaSalle-Peru-Ottawa-Streator, IL
Coverage of cities of LaSalle-Peru-Ottawa and Mendota. I-80 from Davenport-Moline BTA to Chicago BTA. Hwy 39 from Chicago BTA to Peoria BTA.

BTA 344 Peoria, IL
Coverage of cities of Peoria and Pekin. I-74 from Galesburg BTA to Bloomington BTA. I-155 from Peoria to Bloomington BTA.

BTA 394 St. Louis, MO
Coverage of southern third of Macoupin County. I-55 from border of Macoupin County and St. Louis BTA to Springfield BTA.

BTA 426 Springfield, IL
Coverage of cities of Springfield, Chatham, and Litchfield. I-55 from St. Louis BTA to Bloomington BTA. I-72 from Jacksonville BTA to Decatur-Effingham BTA.

TO BE HARD LAUNCHED BY DECEMBER 2000

BTA 46 Bloomington, IL
Coverage of city of Clinton. Hwy 51 from Bloomington to Decatur BTA. I-74 from Bloomington to Champaign-Urbana BTA.

BTA 71 Champaign-Urbana, IL
Coverage of cities of Champaign and Urbana. I-74 from Bloomington BTA to Danville BTA. I-72 from Decatur-Effingham BTA to Champaign. I-57 from Kankakee BTA to Mattoon BTA.

BTA 103 Danville, IL
Coverage of city of Danville. I-74 from Champaign-Urbana BTA to Lafayette BTA.

BTA 109 Decatur-Effingham, IL
Coverage of cities of Decatur, Effingham, and Vandalia. I-72 from Springfield BTA to Champaign-Urbana BTA. I-70 from St. Louis BTA to Mattoon BTA. I-57 from Mattoon BTA to Mt. Vernon-Centralia BTA.

BTA 225 Kankakee, IL
Coverage of city of Kankakee. I-57 from Chicago BTA to Champaign-Urbana BTA.

BTA 286 Mattoon, IL
Coverage of cities of Mattoon and Charleston. I-57 from Champaign-Urbana BTA to Decatur-Effingham BTA. I-70 from Decatur-Effingham BTA to Terre Haute BTA.

BTA 308 Mt. Vernon-Centralia BTA, IL
Coverage of cities of Mt. Vernon, Centralia, and Salem. I-64 from St. Louis BTA to Mt. Vernon. I-57 from Decatur-Effingham BTA to Carbondale-Marion BTA.

TO BE HARD LAUNCHED BY JULY 1, 2001

BTA 33 Battle Creek, MI
Coverage of city of Hastings. MI 37 from coverage in Phase I Grand Rapids BTA 169 to MI 43 in Hastings.

BTA 169 Grand Rapids, MI
Coverage of cities of Grand Haven, Grand Rapids, Wyoming, Holland, and Wayland. US 131 from southern BTA border to MI 57. I-96 from eastern BTA border to western BTA border. I-196 from southern BTA border to US 131.

BTA 241 Lansing, MI
Coverage of city of Ionia. I-96 from coverage Phase I Grand Rapids BTA 169 to eastern Ionia County border. MI 21 from I-96 to and including Ionia.

BTA 310 Muskegon, MI

Coverage of city of Muskegon. I-96 from US 31 to eastern BTA border.

BTA 390 Saginaw-Bay City, MI
Coverage of cities of Saginaw, Bay City, Midland, and Birch Run. I-75 from the southern BTA border to US 10. US 10 from Sanford to Essexville.

TO BE HARD LAUNCHED BY OCTOBER 1, 2001

INDIANA:
BTA 442 Terre Haute, IN
I-74 across northern edge of BTA.

MICHIGAN:
BTA 169 Grand Rapids, MI
Coverage of city of Big Rapids. US 131 from MI 57 (Phase I build) to northern BTA border.

BTA 307 Mount Pleasant, MI
Coverage of cities of Alma and Mount Pleasant. US 27 from northern BTA border to southern BTA border.

BTA 390 Saginaw-Bay City, MI
Coverage of cities of Grayling and Roscommon. I-75 from Phase I build at US 10 to MI 72. MI 72 from western BTA border to I-75. US 27 from I-75 to southern BTA border.

BTA 446 Traverse City, MI
Coverage of cities of Traverse City, Cadillac, and Elk Rapids. US 131 from southern BTA border to MI 72. US 31 from MI 37 to Grand Traverse County line. MI 72 from Traverse City to eastern BTA border. US 31 north out of Traverse City to Elk Rapids.

IOWA:
BTA 61 Burlington, IA
Coverage of cities of Keokuk, Burlington, and Mount Pleasant. US 218 from northern BTA border to US 34. US 34 from western BTA border to Burlington. US 61 from Burlington to Keokuk.

BTA 111 Des Moines, IA
Coverage of cities of Prairie City, Pella, Monroe, and Knoxville. IA 163 from eastern BTA border to current Sprint PCS coverage. US 30 from eastern BTA border to current Sprint PCS coverage.

BTA 118 Dubuque, IA
Coverage of cities of Dubuque and Platteville. US 20 from western BTA border to Dubuque. US 151 from southern BTA border to eastern BTA border.

BTA 283 Marshalltown, IA
Coverage of city of Marshalltown. US 30 from Marshalltown to western BTA border.

BTA 337 Ottumwa, IA
Coverage of cities of Ottumwa, Fairfield, and Oskaloosa. US 34 from eastern BTA border to Ottumwa. IA 163 from western BTA border to Oskaloosa.

BTA 462 Waterloo-Cedar Falls, IA
Coverage of cities of Waterloo, Cedar Falls, and Waverly. I-380 from southern BTA border to US 20. US 218 from Waterloo to Waverly. US 20 from Waterloo/Cedar Falls to eastern BTA border.

TO BE HARD LAUNCHED BY OCTOBER 31, 2001

BTA 308 Mt. Vernon-Centralia, IL
I-64 from Mount Vernon to Evansville BTA.

TO BE HARD LAUNCHED BY JANUARY 31, 2002

BTA 70 Cedar Rapids, IA
Coverage of cities of Marion and Anamosa and expansion and fill in of Cedar Rapids metropolitan area. I-80 from southwestern BTA border (east of Iowa City in "right leg" of BTA) to southeastern BTA border (east of Iowa City in "right leg" of BTA). I-80 from southwestern BTA border (west of Iowa City in "left leg" of BTA) to southeastern BTA border (west of Iowa City in "left leg" of BTA). I-380 from Cedar Rapids to northern BTA border. US 151 out of Cedar Rapids to northern BTA border. US 20 from northwestern BTA border to northeastern BTA border.

BTA 111 Des Moines, IA
I-35 from northern BTA border to current Sprint PCS coverage. I-35 from southern BTA border to current Sprint PCS coverage.

BTA 150 Fort Dodge, IA
I-35 from southern BTA border to eastern BTA border.

BTA 205 Iowa City, IA
Coverage of city of Washington and expansion and fill in of Iowa City metropolitan area. I-80 from western BTA border to eastern BTA border. I-380 from Iowa City to IA 22. US 218 from IA 22 to southern BTA border.

BTA 285 Mason City, IA
Coverage of city of Clear Lake. I-35 from southern BTA border to northern BTA border.

BTA 323 Norfolk, NE
Coverage of city of Norfolk. US 81 from southern BTA border to Norfolk. US 275 from Norfolk to eastern BTA border.

BTA 332 Omaha, NE
Coverage of cities of Fremont and Columbus. I-29 from southern BTA border to current Sprint PCS coverage. I-29 from northern BTA border to current Sprint PCS coverage. US 275 from Omaha metropolitan area to Fremont. US 30 from Fremont to Columbus. US 81 from Columbus to northern BTA border. US 275 from
Winslow/Fremont to western BTA border.

BTA 462 Waterloo, IA
Coverage of the city of Independence. IA 150 from US 20 to Independence.

TO BE HARD LAUNCHED BY DECEMBER 2002

BTA 86 Clinton-Sterling, IA/IL
Coverage of city of Clinton. Hwy 61 from Davenport-Moline BTA to Dubuque BTA.

BTA 105 Davenport-Moline, IA/IL
Coverage of cities of Muscatine and Kewanee. Hwy 61 from Davenport to Burlington BTA.

BTA 161 Galesburg
Coverage of city of Monmouth. US Hwy 34 from Galesburg to Monmouth.

BTA 225 Kankakee, IL Coverage of city of Watseka.
BTA 243 LaSalle-Peru-Ottawa-Streator, IL Coverage of city of Streator.

BTA 344 Peoria, IL
Coverage of cities of Macomb and Canton.

BTA 426 Springfield, IL
Coverage of cities of Taylorville and Pana. Hwy 29 from Springfield to Pana.

TO BE HARD LAUNCHED BY DECEMBER 31, 2004

BTA 111 Des Moines, IA
Coverage of city of Carroll. US 20 from I-35 to Iowa Falls. US 71 from I-80 to Carroll.

BTA 150 Fort Dodge, IA
Coverage of cities of Fort Dodge and Webster City. US 20 from I-35 to Fort
Dodge.

BTA 167 Grand Island-Kearney, NE

Coverage of cities of Grand Island and Kearney. I-80 from eastern BTA border to western BTA border. US 281 from Grand Island to southern BTA border.

BTA 185 Hastings, NE
Coverage of cities of Hastings and Minden. US 281 from northern BTA border to Hastings. NE 10 from I-80 to Minden. I-80 within Hastings BTA.

BTA 256 Lincoln, NE
Coverage of city of York. I-80 from current Sprint PCS coverage to western BTA border.

BTA 285 Mason City, IA
Coverage of cities of Mason City. US 18 from I-35 to Mason City.

LIMITED SERVICE AREAS
Manager has partial responsibility, or Limited Service Area, in selected BTAs in the Service Area. The Manager's Limited Service Area BTAs are defined below. In all areas where it is noted that Manager will meet Sprint PCS current or planned coverage, Manager will work with Sprint PCS RF staff to determine the exact location of Manager's sites in order to provide contiguous coverage with Sprint PCS.

BTA 33 Battle Creek, MI
-  Barry County ONLY

BTA 111 Des Moines, IA
-  Adams County
-  Taylor County
-  Union County
-  Ringgold County
-  Clarke County
-  Decatur County
-  Lucas County
-  Wayne County
- Warren and Madison Counties ONLY area along I-35 on the boundaries of these counties
-  Carroll County
-  Greene County
-  Audubon County EXCLUDING Sprint PCS current coverage
- Story County EXCLUDING Sprint PCS current coverage and the small area southwest of Sprint PCS coverage near the city of Huxley
-  Hardin County
-  Marion County
- Jasper County along IA 163 from Sprint PCS current coverage towards the city of Pella

BTA 241 Lansing, MI
-  Ionia County ONLY

BTA 256 Lincoln, NE
- All counties except Lancaster County. Lancaster County ONLY along I-80 from western Lancaster County border to Sprint PCS current coverage

BTA 332 Omaha, NE
-  Colfax County
-  Butler County
-  Cuming County
-  Burt County
-  Saunders County ONLY along US 30 from Columbus, NE east to Freemont, NE
-  Dodge County
-  Washington County EXCLUDING Sprint PCS current coverage
-  Douglass County EXCLUDING Sprint PCS current coverage
-  Crawford County
-  Otoe County
-  Nemaha County
-  Freemont County
-  Mills County EXCLUDING Sprint PCS current coverage
-  Montgomery County
-  Page County
-  Platte County
-  Polk County

BTA 332 Omaha, NE, continued
-  Cass County ONLY as it borders along I-29 to meet Sprint PCS current coverage
-  Richardson County

BTA 394 St. Louis, MO
-  Macoupin County only

BTA 442 Terre Haute, IN
-  Coverage along I-74 across northern edge of BTA

                    EXHIBIT 2.1 LICENSE AND COVERED POP TABLE

                                                                                  LICENSE
                                                                        % OF      D AREA
                                              LICENSED     COVERED     LICENSE     IN SQ
  BTA              BTA NAME                     POPS        POPS       D POPS      MILES          LICENSE TYPE
-------------------------------------------------------------------------------------------------------------------
   46     Bloomington, IL                       230,919       196,115     85%        1,628              D
   71     Champaign-Urbana, IL                  220,271       186,292     85%        1,123              D
   86     Clinton-Sterling, IL                  144,881        95,515     66%          619      B (DesMoines MTA)
  103     Danville, IL                          110,501        65,604     59%          348             D & E
  105     Davenport-Moline, IA/IL               432,990       374,071     86%        1,224      B (DesMoines MTA)
  109     Decatur-Effingham, IL                 248,452       158,151     64%        1,129              D
  161     Galesburg, IL                          73,288        42,113     57%          247              D
  213     Jacksonville, IL                       68,988        28,988     42%          238              D
  225     Kankakee, IL                          135,003        92,739     69%          544            D & E
  243     LaSalle-Peru-Ottawa-Streator, IL      152,765       118,889     78%          859            D & E
  286     Mattoon, IL                            63,362        55,092     87%          466              D
  308     Mt. Vernon-Centralia, IL              121,639        57,393     47%          873      B (St. Louis MTA)
  344     Peoria, IL                            464,192       327,150     70%          868              D
  394     St. Louis, MO (partial)                46,685         7,917     17%          221      B (St. Louis MTA)
  426     Springfield, IL                       264,606       209,710     79%        1,067              D
  167     Grand Island-Kearney, NE              148,879        94,665     64%        9,586        B (Omaha MTA)
  185     Hastings, NE                           72,662        29,760     41%        4,954        B (Omaha MTA)
  256     Lincoln, NE (partial)                  98,295        21,163     22%        5,190        B (Omaha MTA)
  323     Norfolk, NE                           114,281        34,580     30%       11,435        B (Omaha MTA)
  332     Omaha, NE (partial)                   248,801       113,610     46%        9,161        B (Omaha MTA)
   61     Burlington, IA                        138,247        93,468     68%        3,122      B (DesMoines MTA)
  111     Des Moines, IA (partial)              170,885        72,803     43%        7,133      B (DesMoines MTA)
  118     Dubuque, IA                           178,167       101,069     57%        3,211      B (DesMoines MTA)
  150     Fort Dodge, IA                        126,408        42,580     34%        5,001      B (DesMoines MTA)
  283     Marshalltown, IA                       56,860        32,720     58%        1,293      B (DesMoines MTA)

  285     Mason City, IA                        116,468        47,187     41%        3,499      B (DesMoines MTA)
  337     Ottumwa, IA                           124,021        64,183     52%        3,965      B (DesMoines MTA)
  462     Waterloo-Cedar Falls, IA              260,616       140,732     54%        5,058      B (DesMoines MTA)
   33     Battle Creek, MI (partial)             54,563        14,825     27%          576       B (Detroit MTA)
  169     Grand Rapids, MI                    1,036,440       800,893     77%        6,170       B (Detroit MTA)
  241     Lansing, MI (partial)                  61,913        39,180     63%          579       B (Detroit MTA)
  307     Mount Pleasant, MI                    128,694        77,651     60%        1,723       B (Detroit MTA)
  310     Muskegon, MI                          218,069       126,451     58%        1,591       B (Detroit MTA)
  390     Saginaw-Bay City, MI                  622,766       358,012     57%        7,226       B (Detroit MTA)
  446     Traverse City, MI                     234,549        91,092     39%        4,622       B (Detroit MTA)
   70     Cedar Rapids, IA                      281,785       197,493     70%        3,763      B (DesMoines MTA)
  205     Iowa City, IA                         124,336       102,875     83%        1,193      B (DesMoines MTA)
  442     Terre Haute, IN (partial)                 738           738    100%           32     A (Indianapolis MTA)
-------------------------------------------------------------------------------------------------------------------
          TOTALS                              7,396,985     4,713,469     64%      111,537

     Notes: Covered pops for BTAs 46, 71, 109, 3344, 185, 256, 111, and 70 were adjusted from previous Exhibits to reflect map changes.
     Terre Haute BTA 442 was added new with this Exhibit.

                        iPCS BUILDOUT PLAN MAP - ILLINOIS
                          EXHIBIT 2.1 MAP (PART 1 OF 3)

                                    [GRAPHIC]

Prepared by Affiliate Relations
Coverage As Of 02/15/04
Prepared 03/23/04: Bob Phillips
                        iPCS BUILDOUT PLAN MAP - MICHIGAN
                          EXHIBIT 2.1 MAP (PART 2 OF 3)

                                    [GRAPHIC]

Prepared by Affiliate Relations
Coverage As Of 02/15/04
Prepared 03/23/04: Bob Phillips
                   iPCS BUILDOUT PLAN MAP - LOWA AND NEBRASKA
                          EXHIBIT 2.1 MAP (PART 3 OF 3)

                                    [GRAPHIC]

Prepared by Affiliate Relations
Coverage As Of 02/15/04
Prepared 03/23/04: Bob Phillips

                                 EXHIBIT 8(b)(i)

                  FORM OF MACKINAC BTAS OPTION EXERCISE NOTICE

        Pursuant to section 8 of Addendum VIII to the Sprint PCS Management Agreement among iPCS Wireless, Inc. and Sprint PCS, iPCS Wireless, Inc. hereby exercises its option to expand its Service Area to include the Mackinac BTAs in accordance with the Mackinac Build Out (as such terms are defined in Addendum
VIII).


                                           iPCS Wireless, Inc.


                                           By:
                                              -----------------------------

                                           Name:
                                                ---------------------------

                                           Title:
                                                 --------------------------


Option Exercise Date:
                     -------------------

                                EXHIBIT 8(b)(ii)

                               MACKINAC BUILD-OUT

BTA 409 SAULT STE MARIE, MI

Coverage of Mackinac Island & St. Ignace

BTA 345 PETOSKEY, MI

Coverage of Mackinaw City

                                 SCHEDULE 2.1.1

                                   -SECTION A-

PRESENTLY OFFERED CCPU SERVICES - ACTIVITY APPLIED AS % TO SPRINT PCS REPORTED CCPU

3G Fees
A/P Backhaul/Facility Disputes
Affiliate Utilities
ATM Soft Hand Off
Bank Fees
BI Performance Services - Initiation
BI Performance Services - Maintenance
Bid Cost
Billing
Check Free
Clarify Maintenance Fee
CO Usage
Collection Agency Fees
Conferences
Costs associated with rollout of new products and services
Credit Card Processing/Fees
Customer Care
Customer Solutions - Mature Life
Directory Assistance
DS3
E - Commerce PT
Enhanced Voicemail
Entrance Facility Expenses (Includes Terminating/Trunking Charge)
Ford Revenue
Ford Telematics
Gift Card Payable
Gift Card Receivable
Hal Riney Ad Kit
High Speed Remote Access Server
ICS Clearing House Costs (Includes Illuminet, Roaming Clearing House, and TSI) IMT Charges
Interconnection
Inter-Machine Trunk
IT (Includes E-Commerce)
LD Verification
LIDB / CNAM
Local Loop, COC, ACF, IXC, etc. (National Platform Expense - Local Loop Cost,
       Central Office Connection (COC), access Coordination Fee (ACF), Co-Location Charges, and Inter Exchange Carrier (IXC) Charges)
Lockbox 261

MCI Disconnect Adjusted
National Platform - COA
National Platform Disputes
National Platform (2G) (Includes Voice Activated Dialing)

NATIONAL PLATFORM COMPONENT
FCAPS (FAULT, CONFIGURATION, ACCOUNTING, PERFORMANCE, SECURITY)
         Capital Projects
         Expense Projects
         Circuit Expense
         CLOH
         Labor
         Forecasts

IN (INTELLIGENT NETWORK)
         Capital Expense
         Expense Projects
         Circuit Expense
         CLOH
         Labor
         Forecasts

OSSN
         Capital Expense
         Expense Projects
         Circuit Expense
         CLOH
         Labor
         Forecasts

3G
         Capital Projects
         Expense Projects
         Circuit Expense
         CLOH
         Labor
         Forecasts

OPERATOR SERVICE
         Vendor Fee

WIRELESS WEB
         Capital Projects
         Expense Projects
         Circuit Expense
         CLOH

         Labor
         Forecasts

MESSAGING
         Capital Projects
         Expense Projects
         Circuit Expense
         CLOH
         Labor
         Forecasts

VAD
         Capital Projects
         Expense Projects
         Circuit Expense
         CLOH
         Labor
         Forecasts

VOICE MAIL
         Capital
         Expense Projects
         Circuit Expense
         CLOH
         Labor
         Forecasts

SOFTWARE MAINTENANCE
         Openwave
         Hewlett Packard
         Comverse
         Marconi
         Lucent
         Commworks
         Four Corners
         Other Vendors (39)

Northwest Frequent Flyer
Premium Vision Services
PreNet
Pricing
Pro Text Messaging Plan
Ringers & More (Includes SBF and PT fees)
Roadside Rescue
Sprint Synch Services
Telecheck Charge

Telematics
Text Messaging Plan
TSC Usage
Type 1 Affiliate Long Distance
Voice Command Web
Wireless Web

                                   -SECTION B-

PRESENTLY OFFERED CPGA SERVICES - ACTIVITY APPLIED AS % TO SPRINT PCS REPORTED CPGA

500 Minute Promotion Credit
Activations - Customer Solutions
Activations - E-Commerce (Includes On Line (Web) Activations)
Activations - Telesales
Credit Check Fee
Customer Solutions - Early Life
Demo Phones
EarthLink
Hal Riney Service
Handset Logistics
Handset Obsolesence Fee and Carrying Costs
Local/Indirect Commission
Marketing Collateral Destruction
NAM/CAM
One Sprint Telesales
PGA Expenses
PLS Commission
SmartWorks Printing

                                   -SECTION C-

PRESENTLY OFFERED CCPU SERVICES - ACTIVITY SETTLED SEPARATELY

Affiliate Project Authorizations
Long Distance
E911 Phase I Revenue
Microwave Clearing
Roaming
Software Fees
Sprint Local Telephone Usage
Taxes Paid on Behalf of Type III Affiliates
Tower Lease
Travel Revenue and Expense
Upgrade Commission - 2 Step Channel
Vendor Usage-Based Charges on New Products
Wholesale Revenue and Expense

                                   -SECTION D-

PRESENTLY OFFERED CPGA SERVICES -ACTIVITY SETTLED SEPARATELY

3G Device Logistics Fee
3rd Party Spiffs
Accessory Margin
Commissions - National 3rd Party
Commissions - Other 3rd Party
Coop Advertising - Local 3rd Party
Coop Advertising - National 3rd Party
Handset returns
Handset subsidies
Handsets
Marketing Collateral (excluding destruction)
Meeting Competition Fund
RadioShack Promos (Includes RadioShack Golden Quarter, Jumpstart, Relaunch,
    Sprint to Vegas, and Break the Bank)
Rebate Administrative Expense
Rebates
Reciprocal Retail Store Cost Recovery
Sprint LDD Commission
Third Party Promotions
Upgrade Commission - RadioShack